Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
between
ASGN INCORPORATED,
as the Seller
and
H.I.G. ORCA ACQUISITION HOLDINGS, INC.,
as the Buyer
Dated as of June 30, 2021

4850-6148-6317 v.8
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Section 10.20 No Presumption Against Drafting Party	75
Section 10.21 Prevailing Party	75
Section 10.22 Debt Financing Sources	75

Annex A-1    Certain Defined Terms
Annex A-2    Net Working Capital
Exhibit A    Form of Transition Services Agreement
Exhibit B    Equity Commitment Letter
Exhibit C    Debt Commitment Letters and Fee Letter
Exhibit D    Form of Escrow Agreement
Exhibit E    Real Property Subleases
Exhibit F    Limited Guaranty

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of June 30, 2021 (this “Agreement”), between ASGN Incorporated, a Delaware corporation (the “Seller”), and H.I.G. Orca Acquisition Holdings, Inc., a Delaware corporation (the “Buyer”).
RECITALS
A.    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Acquired Entity Equity Interests.
B.    Simultaneously with the Closing of the transactions contemplated by this Agreement, the Seller, the Buyer and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, certain terms used herein shall have the meanings set forth in Annex A-1.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Acquired Entity Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer all of the Seller’s right, title and interest as of the Closing Date in and to all equity interests (the “Acquired Entity Equity Interests”) in Oxford Global Resources, LLC (the “Acquired Entity”), and the Buyer shall purchase, acquire and accept the Acquired Entity Equity Interests, free and clear of all Encumbrances.
Section 2.2    Closing Consideration. In consideration for the sale, assignment, transfer, conveyance and delivery of the Acquired Entity Equity Interests to the Buyer, at the Closing, the Buyer shall pay to the Seller an amount equal to the Estimated Purchase Price.
Section 2.3    Closing.
(a)    Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Entity Equity Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California 90067, at 7:00 a.m. Los Angeles time on the Closing Date, or at such other place or at such other time or on such other date as the Seller and the Buyer may mutually agree.

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(b)    At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following:
(i)    the Estimated Purchase Price to be delivered pursuant to Section 2.2;
(ii)    the certificate to be delivered pursuant to Section 7.2(a);
(iii)    a counterpart of the Transition Services Agreement, in the form attached as Exhibit A hereto (the “Transition Services Agreement”), duly executed by the Buyer;
(iv)    a duly executed counterpart of the sublease agreements for the properties located at (A) 26745 Malibu Hills Road, Calabasas, California and (B) Suite 300 of 1727/1729 King Street, Alexandria, Virginia (collectively, the “Real Property Subleases”) by and between the Seller (as sublessor) and the Buyer (as subtenant), attached hereto as Exhibit E;
(v)    the final form of the conditionally bound R&W Insurance Policy, effective as of the Closing; and
(vi)    a counterpart of the Escrow Agreement, in the form attached as Exhibit D hereto (the “Escrow Agreement”), duly executed by the Buyer and the Escrow Agent.
(c)    At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:
(i)    the certificate to be delivered pursuant to Section 7.3(a);
(ii)    a counterpart of the Transition Services Agreement, duly executed by the Seller;
(iii)    certificates evidencing the Acquired Entity Equity Interests, to the extent that such Acquired Entity Equity Interests are in certificated form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Acquired Entity Equity Interests are not in certificated form, other evidence of ownership or assignment;
(iv)    a counterpart of each Real Property Sublease duly executed by the Seller (as sublessor);
(v)    evidence, reasonably satisfactory to the Buyer, of the release of the security interests and guarantees set forth on Schedule 2.3(c)(v) of the Disclosure Schedules;
(vi)    a duly executed IRS Form W-9 from the Seller;
(vii)    deliverables in form and substance reasonably satisfactory to the Buyer and the Seller relating to the transfer of Acquired Entity Equity Interests in non-United States jurisdictions set forth on Schedule 2.3(c)(vii) of the Disclosure Schedules;
(viii)    a counterpart of the Escrow Agreement, duly executed by the Seller.

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(d)    At or prior to the Closing, the Seller shall pay, or cause to be paid, on behalf of the Acquired Entity and the Purchased Subsidiaries and to the extent unpaid as of immediately prior to the Closing, any Transaction Expenses to each Person who is owed a portion thereof; provided, however, that (a) any Transaction Expenses paid pursuant to this Section 2.3(d) to any Acquired Entity or Purchased Subsidiary and ultimately payable to an employee of any Acquired Entity or Purchased Subsidiary shall thereafter be paid by such Acquired Entity or Purchased Subsidiary to the applicable Person (net of withholding) through such Acquired Entity or Purchased Subsidiary’s payroll system and (ii) any Taxes withheld from any payment under clause (i) shall be held and remitted to the applicable Governmental Authority in a proper and timely manner.
(e)    At the Closing, the Buyer shall deposit, or cause to be deposited, the Escrow Funds with the Escrow Agent by wire transfer of immediately available funds to the account designated by the Escrow Agent, which Escrow Funds will be held by the Escrow Agent in an escrow account (the “Escrow Account”) pursuant to the terms and conditions of the Escrow Agreement.
(f)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee in writing at least three Business Days prior to the applicable payment date.
Section 2.4    Purchase Price Adjustment.
(a)    At least three Business Days (but no earlier than five Business Days) prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of (i) the Net Working Capital as of the Adjustment Time (the “Estimated Net Working Capital”), (ii) Indebtedness of the Acquired Entity and the Purchased Subsidiaries relating to the Business as of immediately prior to the Closing (the “Estimated Indebtedness”), (iii) Cash as of the Adjustment Time (the “Estimated Cash”), (iv) any Transaction Expenses not otherwise paid by the Seller pursuant to Section 2.3(d) (the “Estimated Transaction Expenses”) and (v) the Estimated Purchase Price calculated therefrom, together with any supporting detail and information the Buyer has reasonably requested to verify the amounts reflected in the Preliminary Closing Statement; provided that notwithstanding the foregoing, any amounts in respect of Taxes shall be determined as of the end of the Closing Date. Following the delivery of the Preliminary Closing Statement, Seller and its Representatives shall cooperate in good faith to answer any questions and resolve any issues raised by the Buyer and its Representatives in connection with their review of the Preliminary Closing Statement. The Seller shall consider in good faith any revisions to the Preliminary Closing Statement by the Buyer and to the extent the Seller agrees to any such revisions in its sole discretion, the Preliminary Closing Statement shall be modified to include such revisions. The Preliminary Closing Statement shall be prepared using those components set forth in the financial definitions set forth herein (i) in accordance with GAAP, and (ii) using the accounting principles, practices, assumptions, conventions and policies used in the preparation of the Interim Financial Statements (collectively, the “Applicable Accounting Principles”)); provided, however, that for all purposes of this Agreement, the term Applicable Accounting Principles in respect of Taxes shall mean applicable Law (and not accounting principles, practices, assumptions, conventions and policies). For the avoidance of doubt, clause (i) of this Section 2.4(a) will take precedence over clause (ii) of this Section 2.4(a).  Notwithstanding anything to the

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contrary contained elsewhere in this Agreement, any income Tax receivables, income Tax payables, deferred income Tax assets, and deferred income Tax liabilities of the Acquired Entity and the Seller shall be excluded from current assets and current liabilities in the calculation of Estimated Net Working Capital, Closing Net Working Capital or any component thereof. Prior to the Closing, the Seller and the Buyer shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Indebtedness, Cash and Transaction Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date. For purposes of determining the Estimated Cash, the Estimated Indebtedness, the Estimated Net Working Capital and the Estimated Transaction Expenses, the parties shall convert any amounts stated in a currency other than U.S. dollars into U.S. dollars at the rate of exchange set forth in The Wall Street Journal as of the date of the Preliminary Closing Statement.
(b)    Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement)”), that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital of the Business (“Closing Net Working Capital”), (ii) Indebtedness of the Acquired Entity and the Purchased Subsidiaries (“Closing Indebtedness”), (iii) Cash (“Closing Cash”), (iv) Transaction Expenses not otherwise paid by the Seller pursuant to Section 2.3(d) (“Closing Transaction Expenses”) and (v) the resulting calculation of the Purchase Price, each determined as of the Adjustment Time (except for Closing Indebtedness and Closing Transaction Expenses, which shall be calculated as of the end of the day on the Closing Date). The Final Closing Statement (A) shall be prepared on a basis consistent with this Agreement (and if not addressed herein, the Applicable Accounting Principles) and (B) as it relates to the evaluation of the impact of subsequent events on the Closing Statement, shall be based exclusively in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events. For the purposes of applying FASB Accounting Standards Codification Topic 855, Subsequent Events, the date in which the Closing Statement is delivered shall be deemed the date on which the financial statements were issued or available to be issued. To the extent any actions following the Closing with respect to the accounting books and records of the Seller on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Seller’s past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon, unless otherwise required by GAAP or the Applicable Accounting Principles. For purposes of determining the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital and the Closing Transaction Expenses, the parties shall convert any amounts stated in a currency other than U.S. dollars into U.S. dollars at the rate of exchange set forth in The Wall Street Journal as of the Closing Date.
(c)    The Final Closing Statement and its components set forth therein shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement, together with a proposed alternate calculation thereof and reasonable supporting documentation setting forth the objections thereto. The Seller shall be deemed to have agreed with all

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items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement or not reasonably related to items or amounts referenced therein, and such items and amounts shall not be subject to review in accordance with Section 2.4(d) and shall be final, conclusive and binding on the parties.
(d)    During the 30day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30day period shall be final and binding with respect to such items, and if the Buyer and the Seller agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and this Agreement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party as set forth in the Final Closing Statement and the Notice of Disagreement, respectively, or less than the smallest value for such item claimed by either party as set forth in the Final Closing Statement and the Notice of Disagreement, respectively. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with

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Section 10.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator.
(e)    The costs of any dispute resolution pursuant to this Section 2.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Buyer and the Seller in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(f)    The Buyer and the Seller will, and will cause the Acquired Entity and the Purchased Subsidiaries (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior written notice and in such a manner as not to interfere unreasonably with the Business or its operations, to the personnel, properties, books and records of the Business (including those of the Acquired Entity and the Purchased Subsidiaries) and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. Notwithstanding the foregoing, neither party shall be required to disclose information that is subject to attorney-client or other legal privilege; provided that each party shall notify the other party or its Representatives and use commercially reasonable efforts to provide the information or access in manner that does not jeopardize such privilege.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the party who is not such accountant’s client has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)    The Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.4 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash minus (D) the Closing Transaction Expenses as finally determined pursuant to Section 2.4 minus the Estimated Transaction Expenses.
(ii)    If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and (i) the Buyer shall pay the Net Adjustment Amount to the Seller and (ii) the Buyer and the Seller will execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release and disburse the Escrow

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Funds to the Seller by wire transfer of immediately available funds to the account designated by the Seller. The Buyer shall not have any liability for any amounts due pursuant to this Section 2.4 in excess of the amount paid to the Seller pursuant to the previous sentence, and payment by or on behalf of the Buyer of such amount shall be the sole source of recourse and recovery for such amounts due to the Seller.
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (ii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and (A) the Buyer and the Seller will execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to pay to the Buyer (on behalf of the Seller) the Net Adjustment Amount from and to the extent of funds then remaining in the Escrow Account by wire transfer of immediately available funds to the account designated by the Buyer and in the event that the Net Adjustment Amount exceeds the funds then remaining in the Escrow Account, such excess portion of the Net Adjustment Amount will be paid by the Seller and (B) release and disburse to the Seller any funds remaining in the Escrow Account after payment of the Net Adjustment Amount pursuant to clause (A).
(iv)    If the Net Adjustment Amount is zero, then the Buyer and the Seller will execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release and disburse the remaining Escrow Funds to the Seller by wire transfer of immediately available funds to the account designated by the Seller.
(v)    Any amount paid pursuant to this Section 2.4(g) shall be treated as an adjustment to the Purchase Price for all applicable Tax purposes unless otherwise required by applicable Law.
(vi)    Amounts to be paid pursuant to Section 2.4(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the prime rate as published in The Wall Street Journal, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.4(g) shall be made within five Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.
Section 2.5    Allocation of Purchase Price. No later than 120 days after the Closing Date, the Buyer will prepare and deliver to the Seller an allocation of the Purchase Price and any liabilities that are deemed to be assumed by the Buyer for U.S. federal income Tax purposes, if any, among the applicable assets of the Acquired Entity in accordance with Section 1060 of the Code and the Treasury Regulations thereunder for the Seller’s review and comment (such allocation, the “Proposed Allocation Schedule”). The Seller shall review and provide any comments to the Proposed Allocation Schedule within 40 days of the Buyer delivering such Proposed Allocation Schedule to the Seller. To the extent comments were so provided, the Seller and the Buyer shall work together in good faith to resolve any disputes between the Seller and the Buyer; provided, however, that if the parties are not able to resolve such disagreements within 20 days of the date the Seller submitted to the Buyer its revisions, then such dispute shall be submitted to the Independent Accounting Firm and the principles of Section 2.4 shall

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apply thereto. The resulting schedule, as agreed to by the Buyer and Seller, or as produced by the Independent Accounting Firm, shall be the Final Allocation Schedule. The Seller and the Buyer agree to act in good faith to revise any item reflected on the applicable allocation schedule to the extent necessary to reflect any adjustment to the Purchase Price. The Seller and the Buyer agree to file, and to cause their respective Affiliates to file, all Tax returns (including Form 8594) in a manner consistent with the Final Allocation Schedule as determined pursuant to this Section 2.5. Both the Proposed Allocation Schedule and the Final Allocation Schedule shall be prepared in accordance with the principles set forth in Schedule 2.5.
Section 2.6    WithholdingSection 2.7    . Each applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) paid over to the applicable Governmental Authority, and (b) treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of whom such deduction and withholding was made hereunder. If Buyer determines that it is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement to Seller, Buyer shall use commercially reasonable efforts to (i) provide prompt notice to Seller of Buyer’s intent to deduct or withhold such amount and the basis for such deduction or withholding, and (ii) cooperate with Seller in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for Seller to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. Notwithstanding anything to the contrary, any compensatory amounts payable pursuant to this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures to the extent such amounts are subject to compensatory withholding, as applicable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in, or qualified by any matter set forth in (a) any statement explicitly referencing the Acquired Entity or any Purchased Subsidiary in any publicly available document that is dated as of or after January 1, 2019 and that is made available on the Securities and Exchange Commission’s EDGAR database at least one Business Day prior to the date of this Agreement (as amended to the date that is one Business Day prior to the date of this Agreement); provided, however, that the foregoing shall exclude any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature, or (b) the applicable Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer, solely with respect to the Seller, the Business, each Acquired Entity and each Purchased Subsidiary as follows:
Section 3.1    Organization and Qualification. Each of the Seller, each Acquired Entity and each Purchased Subsidiary is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization. The Acquired Entity and each Purchased Subsidiary has the requisite organizational power and authority to own, lease, license and operate its assets or

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properties and to carry on the Business as it is now being conducted and as currently proposed to be conducted. Each of the Seller, each Acquired Entity and each Purchased Subsidiary is duly qualified and licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of its assets or properties or the conduct or operation of the Business makes such qualification or license necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has heretofore delivered or made available to the Buyer complete and correct copies of the Organizational Documents of each Acquired Entity and each Purchased Subsidiary as presently in effect.
Section 3.2    Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each Ancillary Agreement, and the performance and consummation by the Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by the requisite corporate action of the Seller and no other corporate action on the part of the Seller is necessary to authorize the execution and delivery of and performance by the Seller under this Agreement and each Ancillary Agreement and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing, the Ancillary Agreements will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto, constitutes, and in the case of the Ancillary Agreements will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution and delivery by the Seller of this Agreement and the Ancillary Agreements, and the performance and consummation of the transactions contemplated hereby and thereby by the Seller, do not:
(i)    conflict with or violate the Organizational Documents of the Seller, any Acquired Entity or any Purchased Subsidiary;
(ii)    conflict with or violate any Law, Order or material Permit applicable to the Seller, any Acquired Entity, any Purchased Subsidiary, any of their respective properties or assets or the Business, or by which the Seller, the Business, any Acquired Entity or any Purchased Subsidiary may be bound or affected; or
(iii)    conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, cancellation or acceleration with respect to, result in the loss of any material benefit under or payment of any additional fee, penalty, consent for or amount under, result in the creation or imposition of an Encumbrance upon any property, asset or equity interest of any Acquired Entity or

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Purchased Subsidiary pursuant to, or require any consent of or notice to any Person pursuant to any Material Contract to which any Acquired Entity or Purchased Subsidiary is a party or by which any Acquired Entity or Purchased Subsidiary or any Acquired Entity’s or Purchased Subsidiary’s properties or assets may be subject;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Seller is not required to file, seek or obtain any notice, approval, permit or Order of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including with respect to the Seller, the Acquired Entity and the Purchased Subsidiaries, except (i) in respect of any Law, including any Law applicable to the Seller, the Acquired Entity and the Purchased Subsidiaries designed to govern competition, trade regulation, foreign investment, or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.4    Acquired Entity and Purchased Subsidiaries.
(a)    The issued and outstanding limited liability company membership interests of the Acquired Entity have been duly authorized and validly issued and fully paid, and are owned beneficially and of record, free and clear of any Encumbrances, by the Seller, and such Acquired Entity Equity Interests collectively constitute all of the issued and outstanding equity interests of the Acquired Entity. None of the Acquired Entity Equity Interests has been issued in violation or any securities or Tax Laws, purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or similar right. Except for the Acquired Entity Equity Interests, there are no outstanding equity securities or other similar ownership interests of any class or type of or in the Acquired Entity. There are no outstanding options, warrants, calls, restricted shares, phantom equity, stock appreciation rights, equity-based compensation, purchase rights, subscription rights, exchange rights or other rights (including preemptive rights), convertible securities, agreements or commitments of any kind pursuant to which the Acquired Entity is or may become obligated to (a) issue, transfer, sell or otherwise dispose of any of its equity securities or similar ownership interests, or any securities convertible into or exercisable or exchangeable for its equity securities or similar ownership interests, or (b) redeem, purchase or otherwise acquire any outstanding equity securities or similar ownership interests of the Acquired Entity other than as may be set forth in the Organizational Documents of the Acquired Entity. There are no proxies, voting trusts, bonds, debentures, notes or other Acquired Entity Indebtedness having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of the Acquired Entity may vote or otherwise relating to the voting of the equity securities of the Acquired Entity. Except for the equity securities of the Purchased Subsidiaries, the assets of the Acquired Entity do not include any stock, partnership interest, joint venture interest or other equity interest in any other Person. No Acquired Entity has any liability or obligation (including

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any accrued or declared but unpaid liabilities or obligations) to pay any dividend or other distributions or obligations to make any payment in respect of the equity interests of the Acquired Entity.
(b)    Schedule 3.4(b) of the Disclosure Schedules sets forth a true and complete list of each Subsidiary of the Acquired Entity (each, a “Purchased Subsidiary” and, collectively, the “Purchased Subsidiaries”), together with its (a) legal name, (b) respective jurisdiction of incorporation or organization, as the case may be, and each jurisdiction in which it is qualified to do business, (c) the number of equity securities that are issued and outstanding and (d) the identity of the record owners of such equity securities. The Acquired Entity owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests in each Purchased Subsidiary (the “Purchased Subsidiary Equity Interests”), free and clear of any Encumbrances, other than Permitted Encumbrances. All of the Purchased Subsidiary Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable (where applicable), and such Purchased Subsidiary Equity Interests collectively constitute all of the issued and outstanding equity securities of the Purchased Subsidiaries. None of the Purchased Subsidiary Equity Interests have been issued in violation or any securities or Tax Laws, purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or similar right. There are no outstanding options, warrants, calls, restricted shares, phantom equity, stock appreciation rights, equity-based compensation, purchase rights, subscription rights, exchange rights or other rights (including preemptive rights), convertible securities, agreements or commitments of any kind pursuant to which any of the Purchased Subsidiaries is or may become obligated to (a) issue, transfer, sell or otherwise dispose of any of its equity securities or similar ownership interests, or any securities convertible into or exercisable or exchangeable for its equity securities or similar ownership interests, or (b) redeem, purchase or otherwise acquire any outstanding equity securities or similar ownership interests of any of the Purchased Subsidiaries, in each case, other than as may be set forth in the Organizational Documents of such Purchased Subsidiary. There are no proxies, voting trusts, bonds, debentures, notes or other Purchased Subsidiary Indebtedness having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of the Purchased Subsidiaries may vote or otherwise relating to the voting of the equity securities of the Purchased Subsidiaries. No Purchased Subsidiary has any liability or obligation (including any accrued or declared but unpaid liabilities or obligations) to pay any dividend or other distributions or obligations to make any payment in respect of the equity interests of the Purchased Subsidiaries.
Section 3.5    Financial Statements.
(a)    Attached hereto as Schedule 3.5(a) of the Disclosure Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)    the combined unaudited balance sheet of the Acquired Entity (solely with respect to the Business) as of December 31, 2019 and December 31, 2020 (the “Financial Statements Date”) and the related combined unaudited statement of income (loss) of the Acquired Entity (solely with respect to the Business) for the twelve-month periods then ended, respectively; and

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(ii)    the combined unaudited balance sheet of the Acquired Entity (solely with respect to the Business) as of May 31, 2021, and the related combined unaudited statement of income (loss) of the Acquired Entity (solely with respect to the Business) for the five-month period ending on such date (the “Interim Financial Statements”).
(b)    The Financial Statements have been (i) derived from the financial statements of the Seller, which financial statements have been prepared in accordance with U.S. GAAP and (ii) prepared in accordance with the Applicable Accounting Principles on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present, in all material respects, the combined financial position and results of operations of the Acquired Entity (solely with respect to the Business) as of the dates and for the periods indicated (subject to the absence of footnotes and, in the case of the Interim Financial Statements, to normal year-end adjustments (each of which will not be, individually or in the aggregate, material to the Financial Statements)).
(c)    The Seller in respect of the Business (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect, in all material respects, the transactions and dispositions of assets of the Seller (solely with respect to the Business), (ii) maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that (A) transactions are recorded as necessary to permit preparation of the Financial Statements, (B) receipts and expenditures of the Seller (solely with respect to the Business) are made in accordance with appropriate authorizations of management and (C) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Seller (solely with respect to the Business).
(d)    There are no debts, liabilities, commitments or obligations, whether accrued or fixed, absolute or contingent, unliquidated, matured or unmatured, asserted or unasserted or determined or determinable, of the Business, whether or not required by GAAP to be reflected on a balance sheet, other than any such debts, liabilities or obligations (i) adequately reflected or reserved against on the Financial Statements, (ii) incurred since the date of the balance sheet of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, or relates to any breach or violation, or default under, any Contract, Permit or Law) or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entity, the Purchased Subsidiaries and the Business, taken as a whole.
(e)    All accounts receivable reflected on the Financial Statements (net of allowances for doubtful accounts as determined in accordance with GAAP) (i) are legal, valid, binding and enforceable obligations owed to the Acquired Entity or the Purchased Subsidiaries, (ii) are reasonably expected to be collectible in the ordinary course of business in the aggregate recorded amounts thereof, after giving effect to any recorded reserves for bad debts, and (iii) are not subject to any outstanding contests, claims, counterclaims or setoffs except as may be reflected on the Financial Statements in respect of any recorded reserves for bad debts with respect thereto.
(f)    No Acquired Entity or Purchased Subsidiary has any liabilities in respect of Indebtedness or any guaranty of Indebtedness of any other Person.

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Section 3.6    Absence of Certain Changes or Events.
(a)    Since the Financial Statements Date, there has not occurred any Material Adverse Effect.
(b)    Except in connection with or in preparation for the transactions contemplated hereby, and in connection with a potential separation of the Business from the other businesses of the Seller, since December 31, 2020 through the date of this Agreement, the Seller has conducted the Business in all material respects in the ordinary course of business.
(c)    Since the Financial Statements Date, neither the Acquired Entity nor the Purchased Subsidiaries has taken or omitted any action that, if taken or omitted after the date hereof would be required to be disclosed on Schedule 5.1; provided, that for purposes of clauses (j), (l), (m), (n), (v) and (x) of Section 5.1, the standards set forth on Schedule 3.6(c) of the Disclosure Schedules shall apply.
Section 3.7    Compliance with Law; Permits.
(a)    None of the Seller, any Acquired Entity or any Purchased Subsidiary is, or, since the date that is three years prior to the date hereof, has been in violation of any Law or Order applicable to any Acquired Entity, any Purchased Subsidiary or the conduct of the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Authority is pending or threatened in writing or, to the Knowledge of the Seller, orally, with respect to any Acquired Entity, any Purchased Subsidiary or the Business. Since the date that is three years prior to the date hereof, the Seller has not received any written, or to the Knowledge of the Seller, oral notice or communication of material non-compliance with any Law applicable to the conduct of the Business, or issuing or proposing to issue an Order asserting that any Acquired Entity, any Purchased Subsidiary or the Business is not in compliance with any Law or Order or otherwise requesting that any Acquired Entity or Purchased Subsidiary take any remedial action.
(b)    The Seller, the Acquired Entity and the Purchased Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, qualifications, consents, approvals, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for them to own, lease and operate their respective assets or properties and to carry on the Business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Acquired Entity and the Purchased Subsidiaries are in compliance with the terms of the Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Permits are current, valid and in full force and effect, all fees have been paid in full, and, to the Knowledge of the Seller, no event has occurred or condition or state of facts exists that would reasonably be expected to constitute a breach or default or would cause revocation or termination of any such Permit. Since the date that is three years prior to the date hereof, no suspension, revocation, cancellation or modification of any such Permit has been effected or threatened in writing or to the Knowledge of the Seller, orally.

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Section 3.8    Litigation(a)    .
(a)    There is no, and there has not been since the date that is three years prior to the date hereof, any Action or Order by, against or affecting the Seller, the Acquired Entity or the Purchased Subsidiaries in connection with the Business pending or threatened in writing, or to the Knowledge of the Seller, orally, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Acquired Entity, the Purchased Subsidiaries and the Business are not, and since the date that is three years prior to the date hereof have not been, subject to any Order directed at the Acquired Entity, the Purchased Subsidiaries, the Business or their assets or properties. As of the date hereof, there are no Actions pending or threatened (in writing or, to the Knowledge of the Seller, orally) against or affecting the Acquired Entity, the Purchased Subsidiaries or the Business in which any of the foregoing is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or under the Ancillary Agreements or which would reasonably be expected to materially and adversely affect the Seller’s performance under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.
(c)    The Acquired Entity and the Purchased Subsidiaries do not have any present intention of initiating any material Action against any other Person.
Section 3.9    Employee Plans.
(a)    Schedule 3.9(a) of the Disclosure Schedules sets forth all material Employee Plans. With respect to each material Employee Plan, the Seller has made available to the Buyer, to the extent applicable, a true and complete copy of the following documents: (i) the plan document and any amendments thereto (or if unwritten, a written description of all material terms thereof), (ii) the current summary description of each Employee Plan (if such a summary is legally required) and any material modifications thereto, (iii) the most recent determination letter from the IRS, if any, with respect to any Employee Plan intended to be qualified under Section 401(a) of the Code, (iv) all material, non-routine notices, filings and correspondence with any Governmental Authority related to such Employee Plan since the date that is three years prior to the date hereof, and (v) all forms of incentive equity or equity-based award agreements (and any agreements not materially consistent with a form), as currently in effect, and any amendments.
(b)    With respect to the Employee Plans: (i) no event has occurred and, to the Knowledge of the Seller, there exists no condition or set of circumstances in connection with which the Seller or any of its Affiliates would reasonably be expected to be subject to any material liability under the terms of such Employee Plan, ERISA, the Code or other Law, (ii) each of the Employee Plans has been established, maintained, operated and administered in all material respects in accordance with its terms and all applicable Law and administrative or governmental rules and regulations, including ERISA and the Code, (iii) each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of the Seller, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, and (iv) there are

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no pending (or, to the Knowledge of the Seller, threatened) Actions with respect to any Employee Plan (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Entity, the Purchased Subsidiaries or the Business.
(c)    None of the Employee Plans is, and none of the Seller, the Acquired Entity or the Purchased Subsidiaries have or had any liability with respect to, (i) any plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) any “multiple employer plan” (as described in Section 413(c) of the Code), or (iv) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller or any of its Affiliates would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. The Seller (in respect of the Business), the Acquired Entity, and the Purchased Subsidiaries do not have any obligation to provide post-employment health, welfare, or life insurance benefits to any current or former Business Employee other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar applicable Law and for which the covered individual pays the full cost of coverage.
(d)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) would reasonably be expected to result in (i) the entitlement of any current or former Business Employee to any compensatory payment, (ii) the acceleration in the time of payment, funding or vesting, or increase the amount of compensation (including equity or equity-based compensation) due to any such individual, (iii) any limit or restriction on the right of the Acquired Entity, the Purchased Subsidiaries or the Buyer to merge, amend or terminate any Employee Plan, (iv) the forgiveness of indebtedness of any current or former Business Employee, or (v) the payment or provision of any amount or benefit that, individually or in combination with any other payment or benefit, would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.
(e)    No non-United States Employee Plans have unfunded Liabilities that, as of the Closing, will not be offset by insurance or fully accrued in the ordinary course. Except as required by Law, no condition or term exists that would prevent the Acquired Entity or the Buyer from terminating or amending any non-United States Employee Plan at any time for any reason without liability to the Acquired Entity or the Purchased Subsidiaries (other than ordinary administration expenses or routine claims for benefits). To the extent applicable, each non-United States Employee Plan that requires approval by a taxation or other Governmental Authority to enjoy tax-favored status, has been approved by the relevant taxation and other Governmental Authority, and, to the Knowledge of the Seller, there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such approved status.
Section 3.10    Labor and Employment Matters.
(a)    (i) None of the Seller (in respect of the Business), the Acquired Entity or the Purchased Subsidiaries is a party, or otherwise subject, to any labor or collective bargaining agreement or other Contract with respect to any Business Employees with any labor organization, labor union, works council, trade union or other employee representative body (each, a “Union”), and none of the

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Seller (in respect of the Business), the Acquired Entity or any Purchased Subsidiary is negotiating such a Contract; (ii) no Business Employee is represented by a Union; (iii) no notice, consent or consultation obligations with respect to any Business Employees, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby; (iv) to the Knowledge of the Seller, there are, and since the date that is three years prior to the date hereof there have been, no pending or threatened organizing activities, collective bargaining arrangements, or petitions filed or demands made seeking recognition of bargaining representative that would affect the Business with any Union or Business Employees; (v) since the date that is three years prior to the date hereof, there has not been any lockouts, strikes, slowdowns, picketing, work stoppages or other similar labor activities pending or threatened by or with respect to any Business Employees; and (vi) since the date that is three years prior to the date hereof, there have been no Actions pending (or to the Knowledge of the Seller, threatened) by or before any Governmental Authority against or affecting any of the Seller (in respect of the Business), the Acquired Entity or the Purchased Subsidiaries concerning employment-related matters or brought by or on behalf of any current or former Business Employee, applicant of the Business, or independent contractor of the Business against or affecting the Seller (in respect of the Business), the Acquired Entity or any Purchased Subsidiary except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entity, the Purchased Subsidiaries and the Business, taken as a whole.
(b)    The Seller (in respect of the Business), the Acquired Entity and the Purchased Subsidiaries are, and since the date that is three years prior to the date hereof have been, in material compliance with all applicable foreign, federal, state and local Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours (including minimum wage, overtime, meal and rest breaks, vacation time, sick leave and work-related expense reimbursement), withholdings and deductions, background checks and drug testing, classification and payment of employees and independent contractors, pay equity, non-discrimination, non-harassment and non-retaliation in employment, disability rights, family and medical leave, occupational health and safety (including any guidance published by any Governmental Authority related to the COVID-19 pandemic), workers’ compensation, plant closings and mass layoffs, and immigration. None of the Seller, the Acquired Entity or the Purchased Subsidiaries has incurred since the date that is three years prior to the date hereof, and, to the Knowledge of the Seller, no circumstances exist under which the Seller, the Acquired Entity or the Purchased Subsidiaries would reasonably be expected to incur, any material liability arising from the failure to pay wages (including overtime wages) and/or payroll taxes (including wage tax and social security premiums), the misclassification of employees as consultants or independent contractors, and/or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state or any foreign Law. To the Knowledge of the Seller, no facts exist on the basis of which the Seller, the Acquired Entity, or the Purchased Subsidiaries would reasonably be expected to have incurred, since the date that is three years prior to the date hereof, any material liability with respect to the compliance or non-compliance by any other employer (including any third party vendor or labor supplier, temporary staffing agency, professional employer organization, client or customer) with Laws respecting employment, employment practices and/or terms and conditions of employment. None of the Seller, the Acquired Entity or the Purchased Subsidiaries has furloughed, placed on unpaid leave

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(other than as required by Law), terminated the employment of, or materially reduced the compensation or benefits of, 25 or more employees, in each case for any reason relating to COVID-19.
(c)    True and complete information as to the name, current job title and current annual base salary, for non-billable employees, or hourly pay rate, for billable employees, for all current Business Employees of the Seller, the Acquired Entity and the Purchased Subsidiaries has been provided to the Buyer. No member of the Senior Leadership Team or Top Twenty Salespeople (i) to the Knowledge of the Seller, has given written notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Seller, the Acquired Entity and the Purchased Subsidiaries within the 12-month period following the date hereof, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (iii) to the Knowledge of the Seller, since the date that is three years prior to the date hereof, has been the subject of any sexual harassment, sexual assault, sexual discrimination or other misconduct allegations during his or her tenure at the Acquired Entity or any of the Purchased Subsidiaries.
Section 3.11    Insurance. Schedule 3.11 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Business, the Acquired Entity and the Purchased Subsidiaries (collectively, the insurance policies listed on or required to be listed on Schedule 3.11 of the Disclosure Schedules, the “Insurance Policies”), together with, for each such Insurance Policy, the policy type, carrier, policy number, term, aggregate limit and retention amount. Copies of the Insurance Policies been provided to the Buyer. All Insurance Policies are in full force and effect. The insurance policies covering the properties, assets, employees and operations of the Business provide for commercially reasonable coverage for all normal risks incident to the Business, and are, to the Knowledge of the Seller, comprised of the types and amounts customarily carried by businesses of similar size in the same industry. Since the date that is one year prior to the date hereof, neither the Acquired Entity nor any of the Purchased Subsidiaries has done or omitted to do anything that might render any Insurance Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Insurance Policy. During the past year, to the Seller’s Knowledge, the Seller has provided all notices required by any Insurance Policy with respect to known potential losses covered thereby.
Section 3.12    Real Property.
(a)    The Acquired Entity and the Purchased Subsidiaries do not own any Real Property and have not owned any Real Property during the last five years.
(b)    Schedule 3.12(b) of the Disclosure Schedules lists the street address of each parcel of real property that is leased, licensed, subleased or otherwise occupied by any Acquired Entity or Purchased Subsidiary (the “Leased Real Property”), subject to a written or oral agreement (collectively, the leases that are listed or required to be listed on Schedule 3.12(b) of the Disclosure Schedules, the “Real Property Leases”) and the identity of the lessor of each such parcel of Leased Real Property. The applicable Acquired Entity or Purchased Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. All Real Property Leases (i) are legal, valid and binding instruments, enforceable against the applicable Acquired Entity or Purchased Subsidiary and, to the Knowledge of the Seller, each other Person party thereto, (ii) are in full force and effect and (iii) assuming the receipt of all required consents and except

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as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement. The Seller has made available to the Buyer correct and complete copies of each of the Real Property Leases including material extension notices, assignments, amendments and guarantees, and none of the Real Property Leases have been modified in any material respect except to the extent that such modifications have been disclosed by the documents made available to the Buyer. There is no Person other than the Acquired Entity and the Purchased Subsidiaries in possession of all or any portion of the Leased Real Property. The applicable Acquired Entity or Purchased Subsidiaries have not received any notice of a breach of default thereunder that remains uncured as of the date of this Agreement, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Seller, the Acquired Entity or any Purchased Subsidiary has received any written, or, to the Knowledge of the Seller, oral, notice that any party intends to terminate, cancel, not renew or materially alter any terms of a Real Property Lease. Neither the Acquired Entity nor the Purchased Subsidiaries has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease. No portion of the Leased Real Property is subject to any pending or threatened (in writing, or, to the Knowledge of the Seller, orally) condemnation or other similar proceeding by any Governmental Authority. Neither the Acquired Entity nor any Purchased Subsidiary is obligated to purchase any of the Leased Real Property or any portion thereof or interest therein or to purchase any real property.
Section 3.13    Intellectual Property; Information Technology Systems.
(a)    Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Patents, material Internet domain name registrations, Registered trademarks or service marks, and Registered copyrights, in each case, that are owned by or Registered in the name of any Acquired Entity or Purchased Subsidiary.
(b)    The Acquired Entity or the Purchased Subsidiaries solely and exclusively own all Intellectual Property Rights owned or purported to be owned by the Acquired Entity or the Purchased Subsidiaries and material to the Business (“Owned Intellectual Property”) free and clear of any Encumbrances other than Permitted Encumbrances.
(c)    Except as otherwise provided to the Buyer pursuant to the Transition Services Agreements as of the Closing or as otherwise would constitute Shared Contracts, Shared IT Contracts or Retained Names and Marks, the Acquired Entity and the Purchased Subsidiaries solely own or are licensed to use all Intellectual Property Rights and data material to the operation of the Business, free and clear of any Encumbrances, other than Permitted Encumbrances. Except as provided under the Transition Services Agreement, the Shared IT Contracts and the Retained Names and Marks, the Intellectual Property Rights owned or licensed by the Acquired Entity and the Purchased Subsidiaries would be sufficient, in all material respects, for the conduct of the Business immediately following the Closing (it being understood that the Business will not benefit from certain Shared Contracts and Shared IT Contracts following the Closing) in substantially the same manner as conducted as of the date of this Agreement.

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(d)    The Acquired Entity and the Purchased Subsidiaries have used commercially reasonable efforts to protect the confidentiality of the trade secrets and confidential information that is included in Owned Intellectual Property.
(e)    To the Knowledge of the Seller, since the date that is three years prior to the date hereof, the Acquired Entity and the Purchased Subsidiaries have not, and the conduct of the Business has not, infringed, misappropriated, or violated the Intellectual Property Rights of any third party in a manner that has caused, or would reasonably be expected to cause, material liability to the Business. To the Knowledge of the Seller, since the date that is one year prior to the date hereof, no third party has infringed, misappropriated or violated any Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entity or the Purchased Subsidiaries. Since the date that is three years prior to the date hereof: (i) no claim has been received by, or threatened in writing against, the Acquired Entity and the Purchased Subsidiaries alleging that the conduct of the Business has infringed, misappropriated, or violated the Intellectual Property Rights of any third party and (ii) the Acquired Entity and the Purchased Subsidiaries have not brought any claim or sent any notice alleging any infringement, misappropriation or violation of Owned Intellectual Property to any third party; which, in each case of (i) and (ii), infringement, misappropriation or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)        Except as provided under the Transition Services Agreement, the Shared IT Contracts and the Retained Names and Marks, the Acquired Entity and the Purchased Subsidiaries lawfully own, lease or license all Systems and such Systems would be reasonably sufficient in all material respects for the operation of the Business immediately following the Closing (it being understood that the Business will not benefit from certain Shared Contracts and Shared IT Contracts following the Closing) in substantially the same manner as conducted as of the date of this Agreement. To the Knowledge of the Company, except as, individually or in the aggregate, has not and is not reasonably expected to result in material liability to, or material disruption of, the Business, the Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that would reasonably be expected to (i) significantly disrupt or adversely affect the functionality or integrity of any System, or (ii) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. Except as, individually or in the aggregate, has not and is not reasonably expected to result in material liability to, or material disruption of, the Business, since the date that is three years prior to the date hereof, there has been no failure or unscheduled downtime of or any security incident involving any System. The Acquired Entity and Purchased Subsidiaries maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and test such plans and procedures on a regular basis, and such testing has not, since the date that is three years prior to the date hereof, revealed any material vulnerability in such plans, procedures and facilities that has not been remedied.
Section 3.14    Data Privacy; Security.
(a)    The Acquired Entity and the Purchased Subsidiaries have implemented and maintain a commercially reasonable written information security program, including commercially

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reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of their Systems and all Sensitive Data they Process.
(b)    Each of the Acquired Entity and each Purchased Subsidiary is, to the Knowledge of the Seller, (i) not in breach of any contractual obligations of confidentiality which they owe to any third party and (ii) in material compliance with its public-facing privacy policies and with all applicable Laws and Contracts regarding privacy, cybersecurity and Personal Information (but with respect to Contracts, only with respect to those provisions regarding privacy, cybersecurity and Personal Information), including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use, and other processing of Personal Information (the “Privacy Obligations”). To the Knowledge of the Seller, since the date that is three years prior to the date hereof, there have not been any incidents of, or third party claims alleging (A) Security Breaches or (B) unauthorized access or unauthorized use of any Systems, in each case of (A) and (B), that have had a material impact on the Business. Neither the Acquired Entity nor the Purchased Subsidiaries have notified in writing, or to the Knowledge of the Seller, been required by applicable Law, Governmental Authorities or other Privacy Obligations, to notify in writing, any Person of any Security Breach. Since the date that is one year prior to the date hereof, neither the Acquired Entity nor the Purchased Subsidiaries have received any written notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws or other Privacy Obligations with respect to Personal Information processed by the Acquired Entity or the Purchased Subsidiaries.
(c)    Since the date that is one year prior to the date hereof, the Acquired Entity and the Purchased Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party System, nor received any notice of intent to conduct any such audit.
Section 3.15    Taxes.
(a)    The Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns required to be filed with respect to the Acquired Entity and the Purchased Subsidiaries, and has timely paid or caused to be paid all material Taxes of the Acquired Entity and the Purchased Subsidiaries (whether or not shown thereon). Each Acquired Entity and each Purchased Subsidiary has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting, recordkeeping and backup withholding provisions of applicable Law.
(b)    No presently effective waivers or extensions of statutes of limitation with respect to any material Taxes have been given, requested or agreed to with respect to the Acquired Entity or the Purchased Subsidiaries for any taxable years.
(c)    Neither the Acquired Entity nor any of the Purchased Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Acquired Entity and the

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Purchased Subsidiaries that is a commercial agreement or arrangement, the primary subject matter of which is not Taxes).
(d)    The U.S. federal income tax classification of each Acquired Entity and Purchased Subsidiary is set forth on Section 3.15(d) of the Disclosure Schedules, and such tax classifications have not changed since the date of formation of the applicable entity. No Acquired Entity or Purchased Subsidiary that is a non-U.S. entity is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).
(e)     There are no Encumbrances for material Taxes on the assets of the Acquired Entity and Purchased Subsidiaries other than for Taxes not yet due and payable.
(f)    There is no Action being conducted, pending, proposed in writing, or to the Knowledge of the Seller, threatened, with respect to the Acquired Entity and the Purchased Subsidiaries with respect to any material Taxes or material Tax Returns.
(g)    No Acquired Entity or Purchased Subsidiary (i) has been a member of an “affiliated group” as defined in Section 1504 of the Code or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. No Acquired Entity or Purchased Subsidiary is a party to any joint venture, partnership, or other Contract or arrangement that is treated as a partnership for U.S. federal income Tax purposes. No Acquired Entity or Purchased Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h)    No claim that is outstanding has been made by any taxing authority in any jurisdiction where any Acquired Entity or Purchased Subsidiary does not file Tax Returns that such Person is, or may be, subject to material Tax, or material Tax Return filing requirements, by that jurisdiction and, to the Knowledge of the Seller, there is no basis for any such claim to be made. The Acquired Entity and each Purchased Subsidiary is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation) or been subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that jurisdiction.
(i)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Acquired Entity and the Purchased Subsidiaries. None of the Acquired Entity and the Purchased Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of applicable law) or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of applicable Law).

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(j)    No Acquired Entity or Purchased Subsidiary is required to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or non-U.S. tax Law by reason of any change in any accounting methods (including pursuant to Section 451(b) of the Code) or the use of an improper method of accounting, or will be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Governmental Authority has proposed in writing any such adjustment or change in accounting method of any of the Acquired Entity or Purchased Subsidiary. No Acquired Entity or Purchased Subsidiary will be required to include any material amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) any prepaid amount or deferred revenue received on or prior to the Closing Date.
(k)    No Acquired Entity or Purchased Entity has (i) made any election to defer any payroll Taxes, (ii) taken, claimed, or applied for an employee retention tax credit or (iii) taken out or sought any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program. Each Acquired Entity or Purchased Entity has (i) properly complied with Law to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and any applicable other payroll Taxes under the CARES Act and (ii) to the extent applicable, properly complied with Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.
(l)    Since December 31, 2020, no Acquired Entity or Purchased Subsidiary has taken any of the actions set forth in Section 5.1(t).
Section 3.16    Environmental Matters.
(a)    The Seller, the Acquired Entity and the Purchased Subsidiaries are, and since the date that is three years prior to the date hereof, have been, in material compliance with all applicable Environmental Laws and have obtained and maintained, and are in material compliance with all Environmental Permits, in each case, in connection with the conduct or operation of the Business and the ownership and use of their respective assets. There are no unresolved Actions alleging violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of the Seller, threatened against the Seller, the Acquired Entity or the Purchased Subsidiaries in connection with the conduct or operation of the Business or the ownership or use of their respective assets. There has been no Release by the Acquired Entity or the Purchased Subsidiaries or, to the Knowledge of the Seller, any third party at, from or under the Real Property or any other real property now or formerly owned or operated by the Acquired Entity or any Purchased Subsidiary, which such Release is required by Environmental Laws to be remediated by the Acquired Entity or any of its Purchased Subsidiaries or otherwise would reasonably be expected to give rise to a material liability of the Acquired Entity or any Purchased

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Subsidiary pursuant to any Environmental Law. The Seller has made available to the Buyer true, correct and complete copies of all material assessments, reports, studies, correspondence and other documents relating to the environmental condition of the Real Property or of any other property currently or formerly owned or operated by the Acquired Entity or the Purchased Subsidiaries, or to the compliance of the Acquired Entity or the Purchased Subsidiaries with Environmental Law, in each case, that are in the Acquired Entity or the Purchased Subsidiaries’ possession or reasonable control.
(b)    For purposes of this Agreement:
(i)    “Environment” means soil, surface water, groundwater, stream sediments and ambient air.
(ii)    “Environmental Laws” means any Laws of any Governmental Authority relating to pollution or protection of the Environment or human health (in respect of exposure to Hazardous Materials), including all such Laws relating to the emission, discharge or Release or any Hazardous Materials into the Environment.
(iii)    “Environmental Permits” means all Permits under any Environmental Law.
(iv)    “Hazardous Material” means any material that is listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar meaning and regulatory effect under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.
(v)    “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.
Section 3.17    Material Contracts.
(a)    Schedule 3.17(a) of the Disclosure Schedules sets forth a true and complete list of the following Contracts (other than purchase orders and invoices, except in respect of clause (viii) below) (x) to which any Acquired Entity or Purchased Subsidiary is a party or by which their properties or assets or the Business are otherwise bound or (y) that are primarily related to the Business and to which the Seller or any of its Affiliates is a party (together with the Leased Real Property, such contracts as described in this Section 3.17(a) being “Material Contracts”):
(i)    (A) Contracts, other than contracts with customers or clients, that provide for payment or receipt by the Seller, the applicable Acquired Entity or the applicable Purchased Subsidiary of more than $250,000 per year and (B) Contracts with customers or clients that provide for payment or receipt by the Seller, the applicable Acquired Entity or the applicable Purchased Subsidiary of more than $3,000,000 per year;
(ii)    Contracts with each of the Top Ten Customers and the Top Ten Suppliers;
(iii)    the Shared Contracts;

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(iv)    the Shared IT Contracts that provide for payment by the Seller, the applicable Acquired Entity or the applicable Purchased Subsidiary of more than $250,000 per year;
(v)    Contracts relating to (A) indebtedness for borrowed money or the guarantee of Indebtedness, (B) other Indebtedness in excess of $100,000, or (C) mortgaging, pledging or otherwise placing an Encumbrance on any material portion of the assets or properties of the Acquired Entity, the Purchased Subsidiaries or the Business; provided that the foregoing shall not apply to Taxes;
(vi)    Contracts pursuant to which any Acquired Entity or Purchased Subsidiary has agreed to loan any Person any amount or otherwise make any investment in any other Person, other than employee loans or advances in the ordinary course of business;
(vii)    Contracts that currently limit or purport to limit, in any material respect, the ability of the Seller, any Acquired Entity, any Purchased Subsidiary or the Business (A) to conduct certain lines of business or sell or provide its services in any geographical area, or otherwise engage or compete in any line of business or with any Person or in any geographic area or during any period of time or (B) to solicit sales or business from any Person (excluding, for the avoidance of doubt, Contracts containing employee non-solicitation or non-hire provisions);
(viii)    any Contract in excess of $250,000 per annum pursuant to which any Acquired Entity or Purchased Subsidiary has (A) granted pricing or other terms to a Person on a “most favored nation” or similar basis, (B) agreed to deal with a Person on an exclusive basis, or (C) granted to any Person any right of first refusal, right of first offer or similar rights;
(ix)    joint venture, partnership or similar Contracts;
(x)    any Contract or agreement (A) pursuant to which, since the date that is three years prior to the date hereof, an Acquired Entity or Purchased Subsidiary has acquired or disposed of any equity securities of any other Person or any material portion of the assets or business of any other Person or any division or business unit thereof (whether by merger, sale or stock, sale of assets or otherwise) entered into during the five-year period immediately preceding the date hereof, (B) under which an Acquired Entity or Purchased Subsidiary has any obligations to pay any amounts in respect of purchase price adjustments, an “earn-out” or similar contingent payments, or (C) involving ongoing material indemnification or other obligations of the Acquired Entity or Purchased Subsidiaries other than such Contracts with customers or suppliers entered into in the ordinary course of business;
(xi)    Contracts under which the Seller, any Acquired Entity or any Purchased Subsidiary is lessee of or holds or operates any material Real Property;
(xii)    Contracts under which the Seller, any Acquired Entity or any Purchased Subsidiary is lessor of or permits any third party to hold or operate any material Real Property;
(xiii)    Contracts providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $250,000;

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(xiv)    any Contract with a U.S. federal Governmental Authority;
(xv)    any collective bargaining agreement or other Contracts with any Union;
(xvi)    any Contract under which the Acquired Entity or the Purchased Subsidiaries is, or may become, obligated to incur severance, retention or other compensation obligations that would become payable by reason of this Agreement or the transactions contemplated hereby;
(xvii)    any Contract (excluding, for the avoidance of doubt, any offer letter) for the employment or engagement of any director (or equivalent), officer, individual employee or other Person on a full time, part time, independent contractor, temporary or consulting basis or otherwise providing for base compensation in excess of $175,000 per year;
(xviii)    any Contract pursuant to which any material license is granted or received with respect to intellectual property, other than Contracts (A) concerning generally commercially available software (including open source software), services (including software as-a-service), hardware or other technology and similar agreements entered into in the ordinary course of business, (B) in which grants of rights to use intellectual property are incidental to and not material to performance under the Contract, (C) with customers or distributors that are non-exclusive and entered into in the ordinary course of business or (D) with contractors or employees in the ordinary course of business;
(xix)    any settlement agreements or Contracts relating thereto that (A) obligate the Acquired Entity or the Purchased Subsidiaries to make material payments after the Closing, (B) will materially restrict or otherwise affect the operations of the Acquired Entity or the Purchased Subsidiaries in any way after the Closing or (C) impose material fines that have not yet been paid or criminal penalties; and
(xx)    any Contract or commitment to enter into any of the foregoing.
(b)    (i) Each Material Contract (A) is legal, valid and binding on the Seller, its Affiliate, the Acquired Entity or Purchased Subsidiary, as applicable, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (B) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement (assuming all consents disclosed on Schedule 3.3(a) of the Disclosure Schedules have been or will be obtained); and (ii) none of the Seller, its Affiliates, the Acquired Entity or the Purchased Subsidiaries, or, to the Knowledge of the Seller, any other party to a Material Contract, is in breach, or violation of, or default under, and there is no event which has occurred or circumstance that exists which, with or without the lapse of time or the giving of notice or both, would result in a breach, violation of or default under, any such Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has made available to Buyer a correct and complete copy of each Material Contract, together with all amendments and modifications thereto. Neither the Seller, its Affiliate, the Acquired Entity nor any Purchased Subsidiary has waived any material rights under any of the Material Contracts or received

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any written, or, to the Knowledge of the Seller, oral, notice that any party intends to terminate, cancel, not renew or materially alter any terms of a Material Contract.
Section 3.18    Brokers. Except for Truist Securities, Inc. and William Blair & Company, L.L.C., the fees, commissions and expenses of which will be paid at Closing and constitute a Transaction Expense, no broker, finder, investment banker or similar agent is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Seller, its Affiliates, the Acquired Entity or the Purchased Subsidiaries.
Section 3.19    Sufficiency of Assets. All of the assets, rights, properties and interests that are used primarily in the operation of the Business are validly owned (free and clear of all Encumbrances except for Permitted Encumbrances), leased or licensed by the Acquired Entity or the Purchased Subsidiaries or otherwise provided to the Buyer pursuant to the Transition Services Agreements as of the Closing or otherwise constitute Shared Contracts or Shared IT Contracts. All of such assets and properties are, in all material respects, in good condition and repair (ordinary wear and tear excepted) and are, in all material respects, fit for the continued use by the Acquired Entity and the Purchased Subsidiaries in the ordinary course of business as used on the date of this Agreement. The (i) assets owned, leased or licensed by the Acquired Entity and the Purchased Subsidiaries, (ii) leases contemplated by the Real Property Subleases, (iii) the services contemplated by the Transition Services Agreement and (iv) the Shared Contracts and the Shared IT Contracts together constitute, in all material respects, the assets used to conduct the Business immediately prior to the date hereof and would be sufficient for the conduct of the Business immediately following the Closing (it being understood that the Business will not benefit from certain Shared Contracts and Shared IT Contracts following the Closing) in substantially the same manner as conducted as of the date of this Agreement.
Section 3.20    Intercompany Agreements. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all Intercompany Agreements in effect as of the date of this Agreement. None of (a) Seller or any of its controlled Affiliates (other than the Acquired Entity or the Purchased Subsidiaries), nor (b) to the Knowledge of the Seller, any current or former officer, director (or equivalent) or management employee of any such Person (i) has any claim against the Acquired Entity or Purchased Subsidiaries, (ii) owes money or performance of any obligation to, or is owed money or the performance of any obligation by, the Acquired Entity or Purchased Subsidiaries (in each case with or without the occurrence of any contingency or other event), (iii) has any direct or indirect interest in any Person that is a customer, supplier, distributor, sales representative or competitor of the Acquired Entity or any Purchased Subsidiary or (iv) has any direct or indirect ownership interest in any material property that is owned or used by the Acquired Entity or any Purchased Subsidiary in the conduct of the Business, except, in each case, for de minimis holdings of publicly traded securities and, in the case of clause (ii), to the extent related to any Intercompany Agreement.
Section 3.21    Top Customers and Top Suppliers.
(a)    Schedule 3.21(a) of the Disclosure Schedules sets forth a list of the ten largest customers of the Business on a consolidated basis (the “Top Ten Customers”), as measured by the dollar value of annual sales volume to such customers for fiscal year 2020, together with the dollar amount each such customer paid during such period. No Top Ten Customer has, or since the date that

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is one year prior to the date hereof has, (i) threatened in writing or, to the Knowledge of the Seller, orally, to cancel or otherwise terminate, not renew or materially reduce the relationship of such Person with the Business or (ii) been engaged in any material dispute with the Acquired Entity or any Purchased Subsidiary.
(b)    Schedule 3.21(b) of the Disclosure Schedules sets forth a list of the ten largest suppliers of the Business on a consolidated basis (the “Top Ten Suppliers”), as measured by the dollar value of purchases from such supplier for fiscal year 2020, together with the dollar amount each such supplier was paid during such period. No Top Ten Supplier has, or since the date that is one year prior to the date hereof has, (i) threatened in writing or, to the Knowledge of the Seller, orally, to cancel or otherwise terminate, not renew or materially reduce the relationship of such Person with the Business or (ii) been engaged in any material dispute with the Acquired Entity or any Purchased Subsidiary.
Section 3.22    Exclusivity of Representations and Warranties. Except as otherwise expressly set forth in this Article III or any Ancillary Agreement, none of the Seller nor its Affiliates and Representatives has made or makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Business, the Acquired Entity or the Purchased Subsidiaries (including, but not limited to, any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose) and the Seller hereby disclaims any such other representations or warranties. Notwithstanding anything to the contrary contained in this Section 3.22, the Buyer shall not be deemed to have waived the right to bring any Action based on Fraud against a party and nothing contained in this Section 3.22 is intended to preclude any remedy for Fraud or constitute an admission by any party that any element of a claim for Fraud cannot be established against any Person.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
Section 4.1    Organization. The Buyer is a corporation duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement, the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the requisite corporate action. This Agreement has been, and at the Closing, the Ancillary Agreements will have been, duly executed and delivered by the Buyer and assuming due execution and delivery by each of the other parties hereto and thereto, constitutes, and in the case of the Ancillary Agreements will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting

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creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not:
(i)    conflict with or violate the Organizational Documents of the Buyer;
(ii)    conflict with or violate any Law or Order applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
(iii)    conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, cancellation or acceleration with respect to, result in the loss of any material benefit under or payment of any additional fee, penalty, consent for or amount under, result in the creation or imposition of Encumbrance upon any property, asset, equity interest of the Buyer pursuant to, or require any consent of or notice to any Person pursuant to, any material contract or agreement to which the Buyer is a party;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    The Buyer is not required to file, seek or obtain any notice, approval, permit or Order of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under Antitrust Laws and set forth on Schedule 4.3 of the Disclosure Schedules or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.4    Financing.
(a)    The Buyer has previously delivered to the Seller (i) true, complete and correct copies, including all exhibits, schedules or amendments thereto, of the fully executed Equity Commitment Letter, between H.I.G. Middle Market LBO Fund III, L.P. (the “Sponsor”) and the Buyer (the “Equity Commitment Letter”), attached hereto as Exhibit B, in accordance with the terms and subject to the conditions on which the Sponsor has committed to provide cash to the Buyer, directly or indirectly, through one or more intermediate entities, in the aggregate amount of amounts set forth therein (the “Equity Financing”); and (ii) true, complete and correct copies, including all exhibits, schedules or amendments thereto, of the fully executed commitment letter, between the Buyer and Blackstone Alternative Credit Advisors LP, KKR Credit Advisors (US) LLC and KKR Loan Administration Services LLC (collectively, the “Lender Parties”), and the executed fee letter

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associated therewith, each dated as of the date hereof and attached hereto as Exhibit C (such commitment letter and fee letter (which fee letter may be redacted as described below, the “Debt Commitments” and, together with the Equity Commitment Letter, the “Commitment Letters”), pursuant to which the Lender Parties have committed, subject only to the terms and conditions expressly set forth therein, to lend the amounts set forth in the Debt Commitments (the “Debt Financing”). A true, correct and complete copy of the fee letter referred to above as in effect on date hereof has been provided to the Seller, except that the fees and other commercially sensitive information therein (including provisions in such fee letter related solely to fees, “flex terms” and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount or net cash proceeds of the Debt Financing set forth in the unredacted portion of the Debt Commitments could be reduced or adds any conditions, contingencies or affects the availability of all or any portion of the Debt Financing or the enforceability of the Debt Commitments.
(b)    None of the Commitment Letters have been amended or modified prior to the date hereof, and, as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced, replaced or rescinded in any respect and no such withdrawal, termination, reduction, replacement or rescission of the commitments thereunder is contemplated. Except for the Commitment Letters, there are no other agreements, side letters or arrangements, whether written or oral, to which the Buyer or any of its Affiliates is a party that could affect the availability of the Debt Financing or the Equity Financing. As of the date hereof, the Commitment Letters are in full force and effect and constitute the legal, valid, binding and enforceable obligations of the Buyer and, to the knowledge of the Buyer, the other parties thereto (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law)). There are no conditions precedent or other contractual contingencies between the Buyer and any other party to the Commitment Letters related to the funding of the full amount of the Debt Financing or the Equity Financing, as applicable, other than as expressly set forth in the Commitment Letters. Assuming the accuracy in all material respects of the representations and warranties in Article III and the satisfaction of the conditions set forth in Article VII, as of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Buyer under the Commitment Letters, and, to the knowledge of the Buyer, there are no factors or circumstances that would reasonably be expected to result in any of the conditions to the Commitment Letters not being satisfied or the Debt Financing or the Equity Financing not being available to the Buyer on the Closing Date. The Buyer has fully paid all commitment fees and other fees required to be paid on or prior to the date hereof pursuant to the Commitment Letters.
(c)    The Buyer will have at the Closing, subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.3, assuming the accuracy of the Seller’s representations and warranties set forth in Article III in all material respects and assuming compliance by the Seller with the covenants set forth herein in all material respects and subject to the funding under the Commitment Letters, together with other financial resources of the Buyer including cash, cash equivalents and marketable securities of the Buyer, sufficient cash for the Buyer to consummate the Closing upon the terms contemplated by this Agreement and pay all related fees and expenses (to the extent required to be paid on the Closing Date under this Agreement). The Buyer affirms that it is not a condition to the

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Closing or to any of its other obligations of this Agreement that the Buyer obtain financing for or related to any of the transactions contemplated hereby.
(d)    The Buyer has delivered to the Seller the duly executed guaranty (together with all annexes, schedules and exhibits (in each case, if any) thereto, the “Limited Guaranty”), attached hereto as Exhibit F, in accordance with the terms and subject to the conditions of which the Sponsor has guaranteed certain of the Buyer’s payment obligations under this Agreement. The execution, delivery and performance of the Limited Guaranty by the Sponsor has been duly and validly authorized by all requisite action by the Sponsor, and no other proceedings on the part of the Sponsor are necessary to authorize the execution, delivery or performance of the Limited Guaranty by the Sponsor. The Limited Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). There is no default under the Limited Guaranty by the Sponsor and no event has occurred which (with or without notice or lapse of time, or both) would constitute a default under the Limited Guaranty.
Section 4.5    Brokers. Except for Wells Fargo Securities, the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder, investment banker or similar agent is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Buyer.
Section 4.6    Litigation. There are no Actions or claims pending, or, to the knowledge of the Buyer, threatened in writing, against the Buyer or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.7    Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Acquired Entity, the Purchased Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Seller relating to the Business and other information that they have requested in connection with their investigation of the Business, the Acquired Entity, the Purchased Subsidiaries and the transactions contemplated hereby. Neither the Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business, the Acquired Entity or the Purchased Subsidiaries, contained herein or made available in connection with the Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement (to the extent modified by the Disclosure Schedules) and any Ancillary Agreement, and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to

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merchantability or fitness for a particular purpose), made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in this Agreement (to the extent modified by the Disclosure Schedules) and any Ancillary Agreement. Neither the Seller nor any of its Affiliates or Representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business, the Acquired Entity or the Purchased Subsidiaries. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Acquired Entity, the Purchased Subsidiaries and the Business on an “as is” and “where is” basis, except as expressly set forth in this Agreement (to the extent modified by the Disclosure Schedules) and any Ancillary Agreement. The Buyer acknowledges and agrees that the representations and warranties in this Agreement (to the extent modified by the Disclosure Schedules) and any Ancillary Agreement are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made, and the Buyer is relying on such representations and warranties, solely for the purposes of (a) Section 7.3(a), (b) rights to indemnification under Article VIII and (c) Section 9.1 hereof. Notwithstanding anything to the contrary in this Section 4.7 or elsewhere in this Agreement, the Buyer retains all rights and remedies with respect to claims based on Fraud.
Section 4.8    Solvency. Immediately after giving effect to the consummation of the transactions contemplated hereby, including the incurrence of the Debt Financing and the payment of all related fees and expenses, assuming (i) the accuracy of the representations and warranties in Article III and (ii) the satisfaction of the conditions set forth in Article VII, the Buyer and its Subsidiaries, on a consolidated basis, will be Solvent. For purposes of this Section 4.8, “Solvent” means, with respect to the Buyer and its Subsidiaries, taken as a whole, that: (a) the present saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries, taken as a whole, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Buyer and its Subsidiaries, taken as a whole; (b) the Buyer and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) the Buyer and its Subsidiaries, taken as a whole, shall not have unreasonably small capital to carry on their businesses and all businesses as currently contemplated.
Section 4.9    Acquisition of Equity Interests for Investment. The Buyer is acquiring the Acquired Entity Equity Interests for investment purposes and not with a view toward or for offer or resale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Acquired Entity Equity Interests. The Buyer acknowledges that the Acquired Entity Equity Interests have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Acquired Entity Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any such Laws, except pursuant to an exemption from such registration available, or

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in a transaction not subject to registration, under such Laws and without compliance with any other Laws, in each case, to the extent applicable. The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Acquired Entity Equity Interests that the Buyer receives, directly or indirectly, hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other person or entity. The Buyer is able to bear the economic risk of holding the Acquired Entity Equity Interests for an indefinite period (including total loss of its investment).
Section 4.10    R&W Insurance Policy. The Buyer or an Affiliate thereof has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective on or before the Closing Date. The Buyer represents and warrants to the Seller that it has provided a true and correct copy of such commitment to the Seller prior to the date hereof. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that obtaining the R&W Insurance Policy is not a condition to the Closing, and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement.
Section 4.11    Exclusivity of Representations and Warranties. Except as otherwise expressly set forth in this Article IV or any Ancillary Agreement, none of the Buyer nor its Affiliates and Representatives has made or makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Buyer or its Affiliates, and the Buyer hereby disclaims any such other representations or warranties.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Except as required by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause the Acquired Entity and the Purchased Subsidiaries to, conduct the Business only in the ordinary course of business, and the Seller shall, and shall cause the Acquired Entity and the Purchased Subsidiaries to, use their respective commercially reasonable efforts to preserve intact their business organization and the present commercial relationships with key Persons with whom the Seller, the Acquired Entity and the Purchased Subsidiaries deal in connection with the conduct of the Business in the ordinary course. Except as otherwise required by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause the Acquired Entity and each of the Purchased Subsidiaries not to, in connection with the Business:
(a)    sell, transfer, encumber or otherwise dispose of any Acquired Entity Equity Interests or any interest therein, other than any Permitted Encumbrances;
(b)    sell, transfer, encumber or otherwise dispose (whether by leasing, transferring, assigning, allowing to lapse or abandoning) of any assets, properties or business of any Acquired

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Entity or any Purchased Subsidiary, other than immaterial dispositions in the ordinary course of business consistent with past practice or any Permitted Encumbrances;
(c)    acquire (whether by merger or consolidation, the purchase of equity securities or a material portion of assets or otherwise) any corporation, partnership, limited liability company, other business organization or division thereof or any other assets or properties that are material, individually or in the aggregate, to the Business taken as a whole, other than acquisitions in the ordinary course of business;
(d)    authorize or effect any amendment to or change the Organizational Documents of any Acquired Entity or Purchased Subsidiary;
(e)    (i) issue, authorize the issuance of or sell any equity or equity-based interests or grant any options, warrants, or other rights to purchase or obtain any equity securities, (ii) sell or otherwise dispose of any equity securities or redeem, repurchase or otherwise acquire any securities of any Acquired Entity or Purchased Subsidiary (other than to or from another Acquired Entity or Purchased Subsidiary), or (iii) split, combine or subdivide the capital stock or other equity securities of the Acquired Entity or the Purchased Subsidiaries;
(f)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any of the Acquired Entity or any Purchased Subsidiaries;
(g)    incur or cancel any Indebtedness, except for (i) Indebtedness incurred in the ordinary course of business for working capital purposes, (ii) capitalized lease obligations in the ordinary course of business, (iii) the continuation of existing guarantees of indebtedness incurred in the ordinary course of business under the Seller’s revolving credit facility, or (iv) the cancellation of any guarantees of indebtedness under the Seller’s credit facility or indenture in connection with the transactions contemplated hereby, or assume, incur, guarantee, endorse or otherwise become responsible for any Indebtedness of any Person;
(h)    make any loan to any executive officers or directors (or equivalent), other than in the ordinary course of business;
(i)    except in the ordinary course of business, enter into, adopt, terminate, modify, renew, extend or amend in any material respect any Contract that would be a Material Contract if entered into prior to the date hereof or waive, release or assign any material rights or claims under any Material Contract;
(j)    other than as specifically provided for in the annual budget of the Acquired Entity and the Purchased Subsidiaries for the fiscal year ending December 31, 2020, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $150,000 or capital expenditures that are, in the aggregate, in excess of $500,000;
(k)    settle, agree to settle, waive or otherwise compromise any pending or threatened Action related to the Business (i) involving solely money damages in excess of $500,000, (ii) in which the Acquired Entity or the Purchased Subsidiaries admit liability or consent to non-monetary relief or

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(iii) as a result of which the Business or the operation of the Acquired Entity or the Purchased Subsidiaries is materially impacted or restricted;
(l)    grant or announce any increase in the salaries, bonuses or other benefits or compensation payable to any Business Employees, other than (i) as required by Law, (ii) pursuant to any Employee Plan set forth on Section 3.9(a) of the Disclosure Schedules or (iii) increases adopted in the ordinary course of business not inconsistent with the past practices of the entity employing such Business Employees in respect of the salaries of any non-officer Business Employee whose annual base compensation does not exceed $175,000 after giving effect to such increase;
(m)    enter into, amend or extend any employment Contract with a non-billable employee with annual base compensation exceeding $175,000 or any collective bargaining agreement or other Contract with any Union;
(n)    hire, engage or terminate the employment or engagement of any non-billable employee or, other than in the ordinary course of business, individual independent contractor, in each case, who earns or will earn (or prior to such termination did earn) annual base compensation in excess of $175,000;
(o)    implement any layoffs affecting 25 or more non-billable employees, place 25 or more non-billable employees on unpaid leave or furlough or reduce the hours or weekly pay of 25 or more employees;
(p)    except as required by Law, or as reasonably necessary to avoid a violation of Law, transfer internally (including in response to a request for transfer by a Business Employee), or otherwise materially alter the duties and responsibilities of, any Business Employee in a manner that would affect whether such service provider is or is not classified as a Business Employee, other than such actions that are taken in order to fill a vacancy in the ordinary course of business;
(q)    (i) directly or indirectly establish or adopt any Employee Plan or amend, modify or terminate any Employee Plan, other than as required by Law, or take any action to accelerate the vesting, payment or funding requirements thereof or (ii) change any practices relating to the paying or withholding of Taxes with respect to any employee or other service provider, including any changes to Tax residency or exempt status, except as required by Law;
(r)    make any change in (i) any method, principle, practice, estimation technique or assumption of accounting or accounting practice or policy, except as required GAAP or (ii) its credit, collection, cash management or payment policies, procedures or practices (including the timing of collection of receivables and payment of payables and other current liabilities), including acceleration of collections or receivables (whether or not past due);
(s)    declare, set aside or pay any non-cash dividends or distributions;
(t)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, enter into any closing agreement with respect to a material amount of Taxes, amend any material Tax Return or file any

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material Tax Return in a manner inconsistent with past practice, agree to extend the statute of limitations with respect to any Taxes, or settle any material Tax Action or surrender any material right to claim a refund of Taxes;
(u)    sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any material Intellectual Property Rights or disclose any material non-public Intellectual Property (including, trade secrets and confidential information) to a third party other than pursuant to a confidentiality agreement, except in the ordinary course of business or in connection with any Permitted Encumbrances;
(v)    enter into Contracts with Affiliates that would be binding on the Acquired Entity or Purchased Subsidiaries following the Closing;
(w)    enter into any Contract that limits or purports to limit, in any material respect, the ability of the Seller, any Acquired Entity, any Purchased Subsidiary or the Business to conduct certain lines of business or sell or provide its services in any geographical area, or otherwise engage or compete in any line of business or with any Person or in any geographic area or during any period of time; or
(x)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.1 shall prohibit or otherwise restrict in any way the operation of the business of the Seller or any of its Affiliates, except solely with respect to the conduct of the Business by the Seller, the Acquired Entity and the Purchased Subsidiaries. Notwithstanding anything to the contrary in this Agreement, a reasonable good faith action taken by the Seller, the Acquired Entity or any Purchased Subsidiary directly in response to an extraordinary or unusual event arising directly or indirectly from the COVID-19 pandemic that is outside of the ordinary and usual course of business shall not be deemed to be a breach of this Section 5.1 (provided, that with respect to any such action or inaction, the Seller, the Acquired Entity or any Purchased Subsidiary, as applicable, shall, to the extent practicable, (i) consult in good faith with the Buyer about the merits of any action proposed to be taken or omitted to be taken prior to taking or omitting to take any such action and (ii) keep the Buyer reasonably informed as to the status of such action taken or omitted to be taken following consultation by the Seller, the Acquired Entity or any Purchased Subsidiary, as applicable, with the Buyer and any subsequent developments related thereto).
Section 5.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, the Seller shall (i) afford, permit and furnish the Buyer and its Representatives (including actual and potential debt financing sources) (A) reasonable access hours to the personnel, assets, properties, offices and other facilities, books and records of the Seller, the Acquired Entity and the Purchased Subsidiaries relating primarily to the Business for any reasonable purpose related to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (B) to make such inspections (but excluding any environmental sampling or testing on any of the Leased Real Property without the

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Seller’s prior written consent), and (C) all such information relating to the Seller, the Acquired Entity and the Purchased Subsidiaries relating primarily to the Business as the Buyer and its Representatives may from time to time reasonably request and (ii) instruct the Seller’s Representatives, the Acquired Entity and the Purchased Subsidiaries to reasonably cooperate with the Buyer in its investigation of the Business; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, upon reasonable prior notice, under the supervision of the Seller’s personnel or designees and in such a manner as not to unreasonably interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, none of the Seller, the Acquired Entity or the Purchased Subsidiaries shall be required to provide access to any information to the Buyer or its Representatives if the Seller determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, fiduciary duty or binding Contract entered into prior to the date of this Agreement, (iii) the information to be accessed would cause significant competitive harm to the Seller, the Acquired Entity, the Purchased Subsidiaries and the Business if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated, or (iv) the information to be accessed relates to any consolidated, combined or unitary Tax return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities; provided, however, that in the case of clauses (i) through (iv), the Seller shall notify the Buyer and its Representatives and use commercially reasonable efforts to provide for information or access in a manner that does not jeopardize such privilege or restriction; provided, further, that if the parties hereto are in an adversarial relationship in any Action, the access provided by this Section 5.2(a) shall be subject to applicable rules relating to discovery.
(b)    For a period of seven years after the Closing and subject to the standard record destruction policies of the Business, the Buyer shall retain the Books and Records. The Buyer shall, and shall cause its Affiliates (including the Acquired Entity and the Purchased Subsidiaries following the Closing) to, upon reasonable prior written notice, except as prohibited by Law, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours and in such a manner as not to unreasonably interfere with the normal operations of the Acquired Entity, the Purchased Subsidiaries and the Business, to such Books and Records for a period of seven years after the Closing for any reasonable purpose. Notwithstanding anything to the contrary in this Agreement, the Buyer and its Affiliates (including the Acquired Entity and the Purchased Subsidiaries following the Closing) will not be required to disclose information to the Representatives of the Seller that is subject to attorney-client or other legal privilege; provided, that the Buyer and its Affiliates, as applicable, shall notify the Representatives of the Seller and use commercially reasonable efforts to provide for information or access in a manner that does not jeopardize such privilege. The Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such Books and Records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records (at the Seller’s expense) in accordance with this Section 5.2(b).
Section 5.3    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

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Section 5.4    Intercompany Arrangements. Immediately prior to the Closing, all intercompany balances and accounts (other than trade payables or receivables arising in the ordinary course of business and intercompany balances with respect to the sale of products provided by the Business) between the Seller and any of its Affiliates (other than the Acquired Entity and Purchased Subsidiaries), on the one hand, and the Acquired Entity and Purchased Subsidiaries, on the other hand, shall be settled or otherwise eliminated in such a manner as the Seller and the Buyer shall jointly determine in good faith; provided, that in no event will any Acquired Entity or Purchased Subsidiary, on the one hand, or the Seller or its Affiliates, on the other hand, have any liability to the other party for any such unsettled amounts as of and after the Closing. Intercompany balances and accounts solely among any of the Acquired Entity or any Purchased Subsidiaries shall not be affected by this provision. Immediately prior to the Closing, except for this Agreement, the Shared Contracts, the Shared IT Contracts, the existing arrangements between the Business and the Apex Division of the Seller (the “Apex Arrangement”), the Contracts or understandings listed on Schedule 5.4 of the Disclosure Schedules, and the Ancillary Agreements to be entered into in connection with this Agreement, all Contracts, including all claims related thereto or obligations to provide goods, services or other benefits, between the Seller or its Affiliates, on the one hand, and the Acquired Entity or Purchased Subsidiaries, on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations therefor or thereunder.
Section 5.5    Employee Benefits.
(a)    The Buyer agrees that each Business Employee who continues to remain employed with the Acquired Entity or the Purchased Subsidiaries after the consummation of the Closing (a “Continuing Employee”) shall, during the period commencing at the Closing Date and ending on the first anniversary of the Closing Date (or the Continuing Employee’s separation from service, if earlier), be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the Acquired Entity or the Purchased Subsidiaries to each such Continuing Employee immediately prior to the Closing Date, (2) target annual cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity-based compensation, longer-than-annual-term incentive compensation, retention bonus, and transaction bonus opportunities) that are substantially comparable in the aggregate to the target annual cash bonus opportunities provided by the Acquired Entity or the Purchased Subsidiaries to each such Continuing Employee immediately prior to the Closing Date, (3) to the extent administratively practicable with the Buyer using commercially reasonable efforts, 401(k) plan and group health plan benefits that are substantially comparable in the aggregate to those provided by the Acquired Entity or the Purchased Subsidiaries to such Continuing Employees immediately prior to the Closing Date and (4) severance benefits that are no less favorable in the aggregate than the severance benefits provided by the Acquired Entity or the Purchased Subsidiaries to such Continuing Employees immediately prior to the Closing Date; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement or other Contract with a Union.
(b)    The Buyer shall use commercially reasonably efforts to (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible

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dependents, (2) give each Continuing Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with the Acquired Entity or Purchased Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Buyer benefit plan, as if such service had been performed with the Buyer, except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.
(c)    Prior to the Closing Date and thereafter (as applicable), the Seller and the Buyer shall take any and all actions as may be required, including amendments to the Seller 401(k) Plan and/or any tax-qualified defined contribution retirement plan as may be designated by the Buyer (the “Buyer 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Seller 401(k) Plan to the Buyer 401(k) Plan. Subject to any administrative delays notwithstanding Buyer’s commercial reasonable efforts and all ordinary course administrative processes, each Continuing Employee shall become a participant in the Buyer 401(k) Plan effective as of the Closing Date (giving effect to the service crediting provisions of Section 5.5(b)).
(d)    Prior to making any written or oral communications to Business Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each party shall provide the Buyer with a copy of the intended communication, the Buyer shall have a reasonable period of time to review and comment on the communication, and the Buyer shall consider any such comments in good faith.
(e)    Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Employee Plan, (2) prevent the Buyer or any of its Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (3) prevent the Buyer or any of its Affiliates, after the Closing Date, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any current or former Business Employee, director, officer or independent contractor, any beneficiary or dependent thereof, or any Union representative thereof to enforce any of the provisions of this Section 5.5, or create any rights with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Buyer or any of its Affiliates or under any benefit plan which the Buyer or any of its Affiliates may maintain.
Section 5.6    Confidentiality.
(a)    Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party and its respective Affiliates (except in connection with the marketing of the Debt Financing (subject to customary confidentiality arrangements)) in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated January 30, 2020, as amended on March 11, 2021, between an Affiliate of the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate in respect of that

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portion of the Evaluation Material or Transaction Information (each as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    The Seller shall not, and shall cause its Affiliates and Representatives not to, for a period of five years from and after the Closing Date, directly or indirectly, without the Buyer’s written consent, disclose to any third party (other than to each other and their respective Representatives, it being understood that the Seller shall be responsible for any breach of the terms of this Section 5.6(b) applicable to its Affiliates and Representatives and their respective Representatives) any confidential or proprietary information related to the Business, the Acquired Entity or the Purchased Subsidiaries; provided that the foregoing restriction shall not (a) apply to any information generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.6), or (b) prohibit any disclosure (i) required by Law or any listing agreement with or listing rules of a securities exchange so long as, to the extent reasonably practicable and legally permissible, the Seller (x) provides the Buyer with prompt written notice of such disclosure and a reasonable opportunity (at the Buyer’s sole expense) to contest such disclosure, (y) provides, or causes its applicable Affiliates and its and their respective Representatives to provide, reasonable cooperation to the Buyer to obtain a protective order or other remedy to prevent or limit such disclosure and (z) in the absence of such protective order or remedy or the receipt of a waiver by the Buyer, shall disclose, or cause its applicable Representative to disclose, only that portion of the non-public information that outside counsel has legally advised is required to be disclosed and exercise, and cause its applicable Representative to exercise, commercially reasonable efforts to obtain assurance that any such information will be accorded confidential treatment, or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby.
Section 5.7    Consents and Filings; Further Assurances.
(a)    Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to execute and deliver such additional documents, instruments, conveyances and assurances, necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities or any other party all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly (and in no event later than ten Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under Antitrust Laws or any other Law. The Buyer shall pay all filing fees for the filing under the HSR Act and any other Antitrust Laws.
(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 5.7(a), each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the parties

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hereto to close the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable and in no event later than the Termination Date. The Buyer agrees to use its commercially reasonable efforts to propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, (i) the sale or disposal of assets, categories of assets or businesses of the Buyer, its Affiliates, and after the Closing Date, the Acquired Entity or Purchased Subsidiaries or (ii) effectuating any change or restructuring of the Buyer, its Affiliates, and after the Closing Date, the Acquired Entity or Purchased Subsidiaries ((i)-(ii), a “Detriment Action”) in each case as may be required in order to enable the consummation of the transactions contemplated hereby and to otherwise avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other Order or decision in any suit or proceeding, or to delay in the expiration or termination of any applicable waiting period, which would otherwise have the effect of materially delaying or preventing the consummation of such transactions. In addition, each party shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.
(c)    Each of the parties shall promptly notify the other party of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, to the extent reasonably practicable and permitted by Law, permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless, to the extent permitted by such Governmental Authority, it gives the other party, on reasonable advance notice, the opportunity to attend and participate at such meeting or discussion. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with making the filings and submissions and in seeking early termination of any applicable waiting periods including under the HSR Act and other Antitrust Laws, to the extent applicable. Subject to the provisions of this Section 5.7(c), the parties shall share the right to control and direct the process by which the parties hereto seek to avoid or eliminate impediments under any antitrust, competition, trade regulation or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the transactions contemplated by this Agreement by any Governmental Authority and attending all meetings, discussions, and communications with any Governmental Authority except to the extent that a Governmental Authority may request to communicate exclusively with one party. Subject to the Confidentiality Agreement and applicable Laws relating to the exchange of information, the parties will provide each other with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
(d)    Prior to the Closing, with respect to any Contract that is primarily related to the Business, including each Contract with a Top Ten Customer or Top Ten Supplier and each Real Property Lease, each party agrees to reasonably cooperate and use commercially reasonable efforts to obtain consents of each counterparty that is required in connection with the transactions contemplated hereby, provided, that the Seller shall not be required to pay any fee in connection therewith. Certain

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consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Seller, an Acquired Entity or a Purchased Subsidiary is a party that have not been and may not be obtained. None of the Seller, the Acquired Entity, the Purchased Subsidiaries, or any of their Affiliates, shall have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof.
(e)    Following the Closing, the Seller shall, and shall cause its Affiliates to, promptly deliver to the Buyer (i) any mail, packages, orders, inquiries and other communications addressed to the Seller or its Affiliates primarily relating to the Business and (ii) any assets or property that the Seller or its Affiliates receive and that properly belongs to an Acquired Entity or Purchased Subsidiary (including any assets or property primarily related to the Business). After the Closing, the Buyer shall, and shall cause its Affiliates to, promptly deliver to the Seller (A) any mail, packages, orders, inquiries and other communications addressed to the Seller or any of its Affiliates or relating to a business, product line or asset of the Seller or its Affiliates other than the Business (to the extent not primarily related to the Business) and (B) any assets or property that the Buyer or its Affiliates receive and that properly belongs to the Seller or any of its Affiliates (including any assets or property of the Seller or its Affiliates that are not primarily related to the Business).
(f)    If, following the Closing, (i) the Seller, or any of its Affiliates, receives any funds belonging to the Buyer or its Affiliates in accordance with the terms of this Agreement, the Seller shall, or shall cause its Affiliates to, (A) promptly advise the Buyer or its applicable Affiliate, (B) segregate and hold such funds in trust for the benefit of the Buyer or its applicable Affiliate and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by the Buyer, and (ii) the Buyer or any of its Affiliates receives any funds belonging to the Seller or its Affiliates in accordance with the terms of this Agreement, the Buyer shall, or shall cause its Affiliates to, (A) promptly advise the Seller or its applicable Affiliate, (B) segregate and hold such funds in trust for the benefit of the Seller or its applicable Affiliate and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by the Seller.
Section 5.8    Release of Guarantees. The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release from each of the guarantees, letters of credit, performance bonds, bid bonds and other similar agreements that guarantee an obligation of the Business (the “Guarantees”), of the Seller or its Affiliates that are a party to such Guarantees, to the extent such Guarantees guarantee obligations of the Business.
Section 5.9    Use of Names.
(a)    The Buyer hereby acknowledges that all right, title and interest in, to or under all Marks owned by Seller or any of Seller’s Subsidiaries (other than the Acquired Entity and Purchased Subsidiaries), including ASGN, ASGN INCORPORATED, APEX and APEX SYSTEMS, together with all variations and acronyms thereof and all Marks, company names and other identifiers of source or goodwill containing, incorporating (including as a compound Mark) or associated with any of the foregoing, including the Seller Licensed Marks (collectively, the “Retained Names and Marks”), are owned exclusively by the Seller or the Seller’s Subsidiaries (other than the Acquired Entity and

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Purchased Subsidiaries), and that, except as expressly provided in this Section 5.9, any and all right of the Business, the Acquired Entity and the Purchased Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller or the Seller’s Subsidiaries, along with any and all goodwill associated therewith and symbolized thereby. The Buyer further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, and, as of the Closing, Buyer shall not (and shall cause the Acquired Entity and Purchased Subsidiaries to not) use or otherwise exploit the Retained Names and Marks, except as expressly provided in this Section 5.9.
(b)    In the event that, as of the Closing, any Mark owned by the Acquired Entity or Purchased Subsidiaries constitutes a Retained Name and Mark (including any compound marks of any Retained Name and Mark with any Mark owned by owned by the Acquired Entity or Purchased Subsidiaries), the Buyer shall, as soon as practicable after the Closing, at the expense of the Seller (including reasonable attorney fees), but in no event later than 90 days thereafter, either (i) amend the application or registration, as applicable, for such Mark so as to cause such Mark to no longer constitute a Retained Name and Mark, or (ii) formally abandon such Mark.
(c)    The Buyer shall, for a period of 90 days following the Closing Date, be entitled to use, solely in connection with the operation of the Business to the same extent in the same manner as operated immediately prior to the Closing, the Retained Names and Marks, after which period the Buyer shall cease using the Retained Names and Marks; provided that (i) the Buyer may display a notice or otherwise provide content with incidental reference to the Retained Name and Mark indicating that the Business (A) was formerly owned by the Seller and (B) is now owned by the Buyer, in each case, in a factually accurate and non-disparaging manner, and (ii) neither the Acquired Entity nor the Purchased Subsidiaries shall use any Retained Names and Marks in connection with any Artifacts licensed pursuant to Section 5.10.
(d)    Except as expressly provided in this Section 5.9, no other right to use the Retained Names and Marks is granted by the Seller to the Buyer, the Acquired Entity, the Purchased Subsidiaries or any other Person conducting the Business, whether by implication or otherwise, and nothing hereunder permits the Buyer, the Acquired Entity, the Purchased Subsidiaries or any other Person conducting the Business to use the Retained Names and Marks in any manner other than as set forth in Section 5.9(c) and Section 5.9(f). The Buyer shall ensure that all use of the Retained Names and Marks by the Buyer, the Acquired Entity, the Purchased Subsidiaries and any other Person conducting the Business shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Seller and the Acquired Entity used the Retained Names and Marks prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.9 shall inure solely to the benefit of the Seller. In any event, the Buyer shall not, and shall cause the Acquired Entity and any other Person conducting the Business not to, use the Retained Names and Marks in any manner that might damage or tarnish the reputation of the Seller or any of its Affiliates or the goodwill associated with the Retained Names and Marks.
(e)    Subject to the terms and conditions of this Agreement, effective as of the Closing Date, the Seller hereby grants to the Acquired Entity and the Purchased Subsidiaries, a

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worldwide, non-exclusive, royalty-free, fully paid-up, non-sublicensable, non-transferable, trademark license to use the Seller Licensed Marks, for a period of nine (9) months, solely to the same extent and in the same manner as such Seller Licensed Marks were used in the Business as of the Closing Date. Buyer and its Subsidiaries (including the Acquired Entity and the Purchased Subsidiaries) shall not (i) create or otherwise develop any new materials (signage, printed materials, electronic materials or otherwise) bearing any Seller Licensed Marks after the Closing Date, and (ii) alter the appearance of any Seller Licensed Marks as they are used in the Business as of the Effective Date. Buyer and its Subsidiaries (including the Acquired Entity and the Purchased Subsidiaries) shall ensure that all uses of Seller Licensed Marks are only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which such Seller Licensed Marks were used in the Business immediately prior to the Closing. By no later than the end of nine (9) months, Seller shall not, and shall cause the Acquired Entity and the Purchased Subsidiaries to not, use the Seller Licensed Marks and remove any Seller Licensed Marks from all materials (signage, printed materials, electronic materials or otherwise).
(f)    Notwithstanding anything in this Agreement to the contrary, the Buyer hereby acknowledges that in the event of any breach or threatened breach of this Section 5.9, the Seller, in addition to any other remedies available to the Seller, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining the Buyer (including, following the Closing, the Acquired Entity, the Purchased Subsidiaries and any other Person conducting the Business) from any such breach or threatened breach.
Section 5.10    Artifacts License. Subject to the terms and conditions of this Section 5.10, effective upon the Closing Date, Seller, on behalf of itself and its Subsidiaries, hereby grants to Buyer and its Subsidiaries (including the Acquired Entity and the Purchased Subsidiaries, a perpetual, irrevocable, worldwide, fully-paid-up, royalty-free, non-transferable (except in connection with the sale or assignment of all or substantially all of the assets or businesses included within the Business), non-sublicensable (except (a) in connection with the sale or assignment of any of the assets or businesses included within the Business to which this license relates, (b) to contractors providing services on behalf of the Acquired Entity or Purchased Subsidiaries to customers of the Business (“Business Contractors”) in the ordinary course and consistent with past practice or (c) to customers of the Business in the ordinary course and consistent with past practice; provided that, in cases (b) and (c), such sublicense is not further sub-licensable by any customers or contractors), and non-exclusive license under the Artifacts IP to make, have made, sell, offer for sale, import, use, reproduce, display (publicly or otherwise), perform, transmit, distribute, disclose, prepare derivative works based on and otherwise exploit (in each case, directly or indirectly) all Artifacts solely in connection with of the conduct of the Business and in accordance with past practice. The Buyer and its Subsidiaries (including the Acquired Entity and the Purchased Subsidiaries) shall not have any rights to any enhancements, improvements or other modifications to any Artifacts made by or on behalf of Seller or its Subsidiaries after the Closing Date; and the Seller and its Subsidiaries (except the Acquired Entity and the Purchased Subsidiaries) shall not have any rights to any enhancements, improvements or other modifications to any new or derivative works of the Artifacts made by or on behalf of Acquired Entity and the Purchased Subsidiaries after the Closing Date. Any sublicense granted to a customer of the Business or to a Business Contractor shall be expressly limited to the use of the Artifacts IP solely as incorporated into the service deliverables that are provided to such customer or by such Business

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Contractor, and no customer of the Business or Business Contractor shall receive a sublicense to use or otherwise exploit the Artifacts IP for any other purpose. The license granted by the Seller and its Subsidiaries (or their successors and assigns) under this Section 5.10 shall be, subject to and without limiting the representations and warranties in Section 3.13, on an “AS IS, WHERE IS” basis, with all faults and all express and implied representations and warranties are hereby disclaimed.
Section 5.11    Litigation Support. Following the Closing, in the event that and for so long as the Seller or any of its Affiliates is prosecuting, contesting or defending any Action by a third party in connection with (a) the transactions contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Acquired Entity or the Purchased Subsidiaries, the Buyer shall, and shall cause its Affiliates (including the Acquired Entity and the Purchased Subsidiaries) (and its and their respective officers, employees and Representatives) to, reasonably cooperate with the Seller, any of its applicable Affiliates and their Representatives in such prosecution, contest or defenses, including providing reasonable access to its personnel and to its books and records relating primarily to the Business, to the extent maintained or under the possession or control of the Buyer or its Affiliates, as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, however, that any such access shall be conducted at the Seller or any of its Affiliates’ expense, during normal business hours, upon reasonable prior written notice, under the supervision of the Buyer or its Affiliates’ personnel or designees and in such a manner as not to unreasonably interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, none of the Buyer or its Affiliates shall be required to provide access to any information to the Seller, its Affiliates or its Representatives if the Buyer determines, in its reasonable discretion, that (i) such access would violate any attorney-client or other legal privilege or (ii) such access would contravene any applicable Laws, fiduciary duty or binding Contract entered into prior to the date of such access; provided, however, that in the case of clauses (i) and (ii), the Buyer shall notify the Seller, its Affiliate or their Representatives, as applicable, and use commercially reasonable efforts to provide for information or access in a manner that does not jeopardize such privilege or restriction; provided, further, that if the parties hereto, their Affiliates or their Representatives are in an adversarial relationship in any Action, the access provided by this Section 5.11 shall be subject to applicable rules relating to discovery.
Section 5.12    Insurance.
(a)    From and after the Closing, the Acquired Entity and the Purchased Subsidiaries shall cease to be insured by the Seller’s and its Affiliates’ respective current and historical insurance policies or programs and by any of their current and historical self-insured programs (the “Group Policies”), and none of the Buyer, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs to cover any assets of the Acquired Entity or any of the Purchased Subsidiaries or any liability arising from the pre-Closing operation of the Business. Notwithstanding the foregoing, the Seller shall not retroactively cancel or amend (i) occurrence-based Group Policies with regard to coverage for the Business, the Acquired Entity or the Purchased Subsidiaries for occurrences prior to the Closing Date or (ii) claims-made Group Policies with regard to claims in respect of the pre-Closing operations of the Business, the Acquired Entity or the Purchased Subsidiaries, regardless of whether

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such claims are noticed to the insurers prior to or following the Closing Date. Subject to the foregoing sentence, the Seller and its Affiliates may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.12(a). The Seller and its Affiliates shall reasonably cooperate with the Buyer, at the Buyer’s written request, to allow the Buyer to direct and/or pursue insurance claims for matters described in the second sentence of this Section 5.12(a) (the “Business Claims”), and the Buyer shall indemnify, hold harmless and reimburse the Sellers and its Affiliates for, from and against all Losses incurred or suffered as a result of such cooperation and pursuit of any such insurance claims. If there is a recovery under a Group Policy with respect to a Business Claim, the Seller shall promptly notify the Buyer and all proceeds shall be for the benefit of and promptly remitted to the Buyer. If the Seller or any of its Affiliates receives any notice or other communication with respect to a Business Claim, such person shall promptly notify the Buyer in writing. Subject to the foregoing, the Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Acquired Entity, the Purchased Subsidiaries and the Business from and after the Closing.
(b)    This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of the Seller or any of its Affiliates in respect of any insurance policy or any other contract or policy of insurance.
(c)    Notwithstanding anything elsewhere in this Section 5.12 to the contrary, the Seller and its Affiliates may amend or terminate any Group Policy so long as the Seller provides the Buyer notice of such amendments or terminations to the extent such amendments or terminations affect the rights or obligations of the Acquired Entity or the Purchased Subsidiaries, including the rights to any Business Claim.
Section 5.13    Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by Law, stock exchange requirements (based upon the reasonable advice of counsel) or any listing agreement of either party or its Affiliates, in which case the party seeking to publish such press release or public announcement shall use reasonable efforts to provide the other party with a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided, that the Buyer and its Affiliates that are a private equity or other investment fund or vehicle may disclose any information concerning the transactions contemplated by this Agreement to investors, limited partners and potential investors who are subject to customary confidentiality restrictions in connection with such Affiliates’ fundraising, marketing, informational and reporting activities. Notwithstanding the foregoing, the provisions of this Section 5.13 will not prohibit any disclosure to any prospective provider of any debt financing so long as such recipient is under an obligation to keep such disclosed information confidential.
Section 5.14    Directors’ and Officers’ Indemnification.

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(a)    If the Closing occurs, the Buyer shall, and shall cause each of the Acquired Entity and each Purchased Subsidiary to, take any actions necessary to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former directors (or equivalent) or officers of the Acquired Entity or any of the Purchased Subsidiaries (or their respective predecessors) (collectively, the “D&O Indemnitees”), as provided in the Organizational Documents of the applicable Acquired Entity and Purchased Subsidiaries in existence on the date of this Agreement (solely to the extent such Organizational Document was made available to the Buyer prior to the date hereof) shall survive the Closing and continue in full force and effect and be honored by the Acquired Entity and Purchased Subsidiaries after the Closing in accordance with their respective terms, for a period of not less than six years.
(b)    In the event that the Acquired Entity, any of the Purchased Subsidiaries or the Buyer or any of their respective Affiliates (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, the Buyer will or will cause its applicable Affiliate to make proper provisions so that the applicable successors and assigns of the Acquired Entity, the Purchased Subsidiaries or the Buyer or any of their respective Affiliates, as the case may be, shall succeed to the obligations set forth in this Section 5.14.
(c)    The obligations of the Buyer under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the express written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees shall be third-party beneficiaries of this Section 5.14).
(d)    For a period of not less than six years following the Closing, the Buyer will have access, right, title and interest to and in any of the Seller’s directors’ and officer’s liability insurance policy (the “D&O Policy”) to cover any claims or liability arising from the pre-Closing operations of the Business, the Acquired Entity and the Purchased Subsidiaries; provided, however, that the Buyer will be responsible for any claim amounts within the D&O Policy deductibles. The Seller and its Affiliates agree to reasonably cooperate with the Buyer, at the Buyer’s written request, in any claim filings and claim proceedings. If the Seller or any of its Affiliates receives any notice or other communication with respect to a claim arising from the pre-Closing operations of the Business, the Acquired Entity or the Purchased Subsidiaries under the D&O Policy, such person shall promptly notify the Buyer in writing. Notwithstanding anything elsewhere in this Section 5.14(d) to the contrary, the Seller and its Affiliates may amend the D&O Policy to the extent such amendments do not adversely affect the rights or obligations of the Acquired Entity or the Purchased Subsidiaries disproportionately to other entities covered by the D&O Policy.
Section 5.15    R&W Insurance Policy.
(a)    Promptly following the execution of this Agreement, the Buyer or an Affiliate thereof shall take all action reasonably necessary to cause the R&W Insurance Policy to be conditionally bound on or before the Closing Date, in the form provided or made available to the Seller prior to the date hereof. The R&W Insurance Policy shall include terms to the effect that the R&W Insurer waives its rights to bring any claim against the Seller or any other Seller Indemnified Party by

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way of subrogation or claim for contribution (other than in the case of Fraud), and that the Seller and the other Seller Indemnified Parties of the Seller are third-party beneficiaries of such waiver. For the avoidance of doubt, all of the premium and related fees and expenses payable to the R&W Insurer and the broker with respect to the R&W Insurance Policy shall be borne by the Buyer.
(b)    After the Closing, the Buyer agrees that it will:
(i)     comply in all material respects with the terms of any post-Closing deliverables required by the conditional binder to the R&W Insurance Policy (unless waived thereunder);
(ii)    not agree to any amendment, variation or waiver of the subrogation provisions contained in the R&W Insurance Policy (or do anything which has a similar effect) in a manner that could reasonably be expected to actually prejudice the Seller without the Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and
(iii)    not terminate or commute the R&W Insurance Policy or do anything which causes any right under the R&W Insurance Policy not to have full force and effect.
Section 5.16    Shared Contracts.
(a)    The Seller represents and warrants that Schedule 5.15(a) of the Disclosure Schedules sets forth a list of all material Shared Contracts as of the date of this Agreement. From and after the date of this Agreement, with respect to Shared Contracts that are Employee Plans, the Seller and Buyer shall continue to reasonably cooperate and discuss in good faith Buyer’s obtaining its own replacement Contracts and, with respect to all other Shared Contracts (other than insurance policies, which are governed by Section 5.12, and Real Property Leases), the parties shall reasonably cooperate and discuss in good faith whether to (i) divide, modify or replicate (in whole or in part) the respective rights, obligations and liabilities relating to the Business under and in respect of each Shared Contract, or (ii) novate the respective rights, obligations and liabilities relating to the Business under and in respect to such Shared Contract, such that, effective as of the Closing, (x) the Buyer or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations and liabilities, related to that portion of such Shared Contract related primarily to the operation or conduct of the Business (the “Business Portion”) (so that, subsequent to the Closing, the Seller and its Affiliates shall have no post-Closing rights or post-Closing obligations and liabilities with respect to the Business Portion of such Shared Contract) and (y) the Seller and its Affiliates are the beneficiary of the rights and are responsible for the obligations and liabilities related to such Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, the Buyer and its Affiliates shall have no rights, obligations or liabilities with respect to the Non-Business Portion of such Shared Contract), or (iii) cause each Acquired Entity and Purchased Subsidiary that is a party to a Shared Contract to enter into a separate Contract (which may consist of an amendment to any existing Shared Contract) with the appropriate counterparty or counterparties to each Shared Contract, resulting in such Acquired Entity or Purchased Subsidiary (as the case may be) having rights and obligations with respect to such Shared Contract materially similar to those set forth in the applicable Shared Contract, taking into account quantitative and any other differences between the Acquired Entity and the Purchased Subsidiaries and the Seller and its Affiliates (other than the

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Acquired Entity and the Purchased Subsidiaries); provided, that in the event that a Contract cannot be obtained on materially similar terms as those set forth in the applicable Shared Contract, the Seller shall promptly notify the Buyer of such fact, and, after receiving the written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), may cause (and shall cause if the Buyer so directs) the applicable Acquired Entity or the applicable Purchased Subsidiary to enter into a Contract with such other terms as are agreed with such counterparty or counterparties at such time. Any one time license or similar fee in connection with entering into such new Contract shall be equally split between the Buyer and Seller.
(b)    To the extent that the Seller and the Buyer are unable to complete the actions contemplated by Section 5.16(a) with respect to any such Shared Contract prior to the Closing, from and after the Closing, the Seller shall, and shall use commercially reasonable efforts to cause its Affiliates to, use their respective commercially reasonable efforts to cooperate with the Buyer and its Affiliates to make such Shared Contract, or the economic claims, rights, benefits and liabilities thereof, available to the applicable Acquired Entity or the applicable Purchased Subsidiary pursuant to mutually agreed arrangements made in writing between the Seller and the Buyer by which, in compliance with applicable Law and without resulting in any breach of such Shared Contract, the applicable Acquired Entity or the applicable Purchased Subsidiary will receive the economic claims, rights and benefits of such Shared Contract, and shall assume the liabilities under or in respect of such Shared Contract, in each case to the extent required by, necessary to or used in the conduct of the Business, until the first to occur of (i) the date of expiration of such Shared Contract, (ii) the termination of such Shared Contract in accordance with its terms; provided, that the Seller shall not, and shall use commercially reasonable efforts to cause its Affiliates not to, terminate any such Shared Contract other than for cause prior to the six months after the Closing Date, without the prior written consent of the Buyer (such consent not to be unreasonably conditioned, withheld or delayed), (iii) the Buyer or its Affiliates (including the Acquired Entity and the Purchased Subsidiaries) obtaining its own Contract with respect to the subject matter of such Shared Contract and (iv) six months after the Closing Date.
(c)    From and after the Closing, (i) the Buyer shall indemnify the hold harmless the Seller and its Affiliates against all Losses arising from or relating to the Business Portion of any Shared Contract, (ii) the Seller shall indemnify and hold harmless the Buyer, the Acquired Entity and the Purchased Subsidiaries against all Losses arising from or relating to the Non-Business Portion of any Shared Contract and (iii) the Seller and its Affiliates shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect the Buyer, the Acquired Entity or the Purchased Subsidiaries in any material respect without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.17    Shared IT Contracts.
(a)    Schedule 5.17(a) of the Disclosure Schedules sets forth a list of all Shared IT Contracts as well as a corresponding list of all material Software that is used in the conduct of the Business and is licensed or otherwise made available under such Shared IT Contract (“Shared Software”).

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(b)    From and after the date of this Agreement, the Seller and Buyer shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to complete the actions set forth on Column D on Schedule 5.17(a) of the Disclosure Schedules, in compliance with Law and without resulting in any material breach of such Shared IT Contract. Subject to the Transition Services Agreement and in compliance with Law and without resulting in any material breach of such Shared IT Contract, with respect to actions set forth on columns E and F on Schedule 5.17(a), Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to complete such actions; provided that neither party reasonably rejects to such action. Notwithstanding anything to the contrary in this Section 5.17, in the event of any inconsistency or conflict between the terms and conditions of this Section 5.17 and the Transition Services Agreement, the Transition Services Agreement will govern and control.
(c)    After the Closing, and until the earlier to occur of:
(i)    the allocation (by transfer, assignment, novation, or otherwise) of the applicable Shared IT Contract to the Buyer, the Acquired Entity or the Purchased Subsidiaries,
(ii)    the Buyer or one of its Affiliates (including the Acquired Entity or any of the Purchased Subsidiaries) obtaining its own Contract with respect to the relevant Shared Software or a replacement for such Shared Software,
(iii)    the termination or expiration of the applicable service under the Transition Services Agreement (under which the Seller is to provide the Buyer or its Affiliates with the benefit of such Shared Software), pursuant to the terms of the Transition Services Agreement, or
(iv)    the expiration or termination of the applicable Shared IT Contract in accordance with its terms (subject to sub-part (y) below), the Seller shall, and shall cause its Affiliates to, use their commercially reasonable efforts, in compliance with Law and without resulting in any material breach of any Shared IT Contract, to:
(w)    use such Shared Software on behalf of the Acquired Entity and the Purchased Subsidiaries in performing their obligations under the Transition Services Agreement;
(x)     make available to the Acquired Entity and the Purchased Subsidiaries, solely as and to the extent requested by the Buyer: (i) all Shared Software (in the form made available by the applicable third-party counterparty to such Shared IT Contract or in the form used by the Business prior to the Closing) and (ii) all available data, data compilations and collections of data necessary for the operation of the Business that constitute or are generated by or in connection with such Shared Software in the operation of the Business; provided, however, that to the extent that any data, data compilations and collections of data so required to be made available to the Buyer or its Affiliates (including the Acquired Entity or the Purchased Subsidiaries) is commingled with data, data compilations or collections of data applicable to the Seller or its Affiliates’ retained business(es), (A) the Seller will use commercially reasonable efforts to segregate such comingled data, and (B) if the foregoing segregation is not

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commercially reasonably practicable, the Buyer and the Seller will attempt to agree on a commercially reasonable alternative approach to provide the Buyer or its Affiliates with the benefit of such data, data compilations and collections of data (and otherwise the Seller and its Affiliates will be under no further obligation with respect to such data, data compilations and collections of data); and
(y)     except as indicated on Schedule 5.17(a) of the Disclosure Schedules, use their commercially reasonable efforts to continue to renew each Shared IT Contract not allocated (by transfer, assignment, novation, or otherwise) to Buyer, the Purchased Entity, or the Acquired Subsidiaries, pursuant to substantially similar terms in the event such Shared IT Contract would otherwise earlier expire, other than with the prior written consent of the Buyer to such non-renewal.
Section 5.18    Financing.
(a)    The Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing and the Equity Financing on the terms and conditions described in the applicable Commitment Letters (including the flex provisions in any fee letter) on or prior to the Closing Date, and using reasonable best efforts to, as promptly as possible, (A) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the Commitment Letters that are within the control of the Buyer or any of its Affiliates, (B) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitments (including the exercise of “flex” provisions) or on other terms not materially less favorable to the Buyer (as determined by the Buyer in good faith), (C) upon satisfaction of the conditions set forth in the applicable Commitment Letters (and the definitive agreements related to the Debt Financing and the Equity Financing, as applicable), consummate the Debt Financing and the Equity Financing at or prior to the Closing, including using reasonable best efforts to cause the persons providing the Debt Financing and the Equity Financing to fund at Closing, (D) to enforce its rights under the Debt Commitments and (E) to comply with its material obligations under the Commitment Letters on or prior to the Closing Date.
(b)    The Buyer shall (i) at the request of the Seller, keep the Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing; and (ii) at the request of the Seller, provide the Seller with complete, correct and executed copies of all definitive agreements and other material documents related to the Debt Financing; provided, however, that nothing in this sentence shall require the Buyer to disclose any information that is legally privileged or the disclosure of which would result in the breach of any of the Buyer’s confidentiality obligations set forth in the Debt Commitments (as in effect on the date hereof). Without limiting the generality of the foregoing, the Buyer shall give the Seller prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to result in material breach or default) by the Buyer, or to the knowledge of the Buyer, any party to the Debt Commitments or other definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitments, “Debt Documents”), (ii) if and when the Buyer receives notice that any portion of the Debt Financing

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contemplated by the Debt Commitments is not reasonably expected to be available at the Closing, (iii) of the receipt of any written notice from any party to the Debt Commitments with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitments or other Debt Document or material dispute or disagreement between or among any parties to any Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents), and (iv) of any expiration or termination of the Debt Commitments or other Debt Document.
(c)    The Buyer shall not, without the Seller’s prior written consent, permit or consent to any amendment, supplement or modification to be made to the Debt Commitments if such amendment, supplement or modification would (A) impair, materially delay or prevent the consummation of the transactions contemplated by this Agreement, (B) reduce (or could have the effect of reducing) the aggregate amount and net cash proceeds of the Debt Financing required to pay the Purchase Price at the Closing after giving effect to any equity financing and cash on hand, (C) impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Debt Financing or (D) otherwise materially and adversely affect the ability of the Buyer to timely consummate the transactions contemplated by this Agreement or adversely impact the ability of the Buyer or the Seller, as applicable, to enforce their rights against the other parties to the Debt Commitments or the definitive agreements with respect thereto (including any right to seek or obtain specific performance of the Debt Commitments); provided, that, for the avoidance of doubt, the Buyer may amend, supplement, modify or waive any terms of the Debt Commitments and/or the Debt Documents with respect thereto without the consent of the Seller in order to (1) correct typographical errors or (2) add lenders, lead arrangers, bookrunners, syndication agents or similar entities. The Buyer shall promptly furnish to the Seller true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Debt Commitments. For purposes of this Agreement, references to the “Debt Commitments” shall include such document(s) as permitted or required by this Section 5.18 to be amended, supplemented, modified or waived, in each case from and after such amendment, supplement, modification or waiver.
(d)    The Buyer shall not, without the Seller’s prior written consent, permit or consent to any amendment, supplement or modification to be made to the Equity Commitment Letter; provided, that, for the avoidance of doubt, the Buyer may amend, supplement, modify or waive any terms of the Equity Commitment Letter with respect thereto without the consent of the Seller in order to correct typographical errors. The Buyer shall not, and shall not permit any of its Subsidiaries to, take any action not otherwise required or expressly permitted under this Agreement that is a breach of, or would result in termination of, the Equity Commitment Letter. The Buyer shall promptly furnish to the Seller prompt written notice of any material breach by any party to the Equity Commitment Letter of which Buyer becomes aware or any termination of the Equity Commitment Letter or unavailability of any portion of the Equity Financing. The Buyer shall keep the Seller fully informed on a current basis of the status and efforts to arrange the Equity Financing including any alternative or replacement financing therefore.
(e)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions in the Debt Commitments (including, as necessary, any flex terms applicable thereto or any related fee letter) (any such event or circumstance, a “Financing Failure Event”), the Buyer shall

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use its reasonable best efforts to arrange to obtain, or cause to be obtained, alternative debt financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, on terms (A) taken as a whole that are not materially less favorable to the Buyer (as determined by Buyer in good faith) than the terms of the Debt Commitments (including any flex terms applicable thereto) and (B) containing conditions to draw and conditions to Closing that (1) are not more onerous in any respect than those conditions and terms contained in the Debt Commitments, or (2) could not reasonably be expected to delay the Closing or make the Closing materially less likely to occur. The provisions of this Section 5.18 and Section 10.22 shall be applicable to the Alternative Financing, and, for the purposes of this Section 5.18, Section 4.4 and Section 10.22, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to Debt Documents shall include the applicable documents for the Alternative Financing, and all references to the Debt Financing Sources shall include the Persons providing or arranging the Alternative Financing. In the event the Buyer has obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 4.4, Section 5.18 and Section 10.22, all references to the Debt Financing shall be deemed to include such substitute financing.
(f)    The Buyer acknowledges and agrees that none of the obtaining of the Debt Financing or any permitted alternative financing or the Acquired Entity or any of its Affiliates having or maintaining any available cash balances is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any permitted alternative financing or the Acquired Entity or any of its Affiliates having or maintaining any available cash balances subject to the applicable conditions set forth in Article VII. Subject to Section 10.13 and Section 9.2, if the Debt Financing has not been obtained, the Buyer will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, to consummate the transactions contemplated by this Agreement.
Section 5.19    Financing Assistance.
(a)    Prior to the Closing, the Seller shall, and shall use its reasonable best efforts to cause the Acquired Entity, Purchased Subsidiaries, their Affiliates and Representatives to, use its and their reasonable best efforts, at the sole cost and expense of the Buyer, to cooperate with the Buyer as is reasonably necessary in connection with the arrangement of the Debt Financing by the Buyer, to the extent customary and reasonably requested by the Buyer, including using reasonable best efforts to:
(i)    cause appropriate members of the Acquired Entity’s, the Purchased Subsidiaries’ and their Affiliates’ management teams to participate during normal business hours in a reasonable and limited number of meetings, lender presentations, due diligence sessions, drafting sessions, calls and meetings with prospective lenders and ratings agencies, in each case, upon reasonable notice at mutually agreed times and places, and only to the extent customarily needed for financing of the type contemplated by the Debt Commitments and in no event shall such persons be required to attend more than one lender meeting;

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(ii)    assist the Buyer with the Buyer’s preparation of customary materials for rating agency presentations, confidential information memoranda and similar documents reasonably necessary in connection with the Debt Financing;
(iii)    provide customary authorization and representation letters in connection with the information provided as Specified Financial Information in any confidential information memorandum;
(iv)    assist the Buyer with the Buyer’s preparation of, and executing and delivering, any guarantee, pledge and security documents contemplated by the Debt Financing, and any certificates and schedules related thereto and other customary definitive documents relating to the Debt Financing, any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the pledging of collateral contemplated by the Debt Financing, as may be reasonably requested by the Buyer;
(v)    to the extent requested in writing by the Buyer at least nine Business Days prior to the Closing Date, provide the Buyer and the Debt Financing Sources at least four Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and
(vi)    furnish to the Buyer, the combined unaudited balance sheet of the Acquired Entity as of the end of (i) each calendar month ending within the 45 days prior to the Closing Date, and (ii) the related combined unaudited statement of income (loss) of the Acquired Entity for the calendar monthly and quarterly periods that are after the month ending May 31, 2021 and within 60 days prior to Closing. For both (i) and (ii), these only apply to calendar months and quarters that end nine Business Days prior to Closing (the “Specified Financial Information”), it being understood that the Buyer shall be responsible for the preparation of any pro forma financial statements and marketing materials for the Debt Financing.
(b)    Notwithstanding the foregoing or anything else contained herein to the contrary, nothing in this Section 5.19 shall require the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates or Representatives (1) to execute or approve any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Debt Financing (other than as expressly set forth in Section 5.19(a)(iii) above), (2) to provide cooperation or take any other action to the extent that it could reasonably be expected to interfere in any material respect with the business or operations of the Seller, the Acquired Entity, the Purchased Subsidiaries or any of their Affiliates, (3) to provide cooperation to the extent that it could reasonably be expected to conflict with or violate any applicable Law, (4) to provide cooperation to the extent that it could reasonably be expected to materially interfere with or materially and adversely affect any commercial relationships with customers, suppliers or other parties, (5) to breach, waive or amend any terms of this Agreement, (6) to provide cooperation to the extent it would cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied, (7) to violate any obligation of confidentiality binding on the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates or Representatives or disclose any information that is legally privileged or commercially sensitive or (8)

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to deliver any financial statements to the extent not produced by the Seller, the Acquired Entity or the Purchased Subsidiaries in the ordinary course of business. Additionally, (A) none of the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates shall be required to pay or incur any fee or incur or assume any liability or obligation in connection with any Debt Financing prior to the Closing (other than as are expressly reimbursable or payable by the Buyer and except for the obligation to deliver the customary authorization and representation letter referenced above), (B) none of the directors of the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates as constituted prior to Closing shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Debt Financing, (C) except as set forth in Section 5.19(a)(iii), none of the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates or Representatives shall be required, prior to the Closing, to make any representation to the Buyer, any of its Affiliates, any lender, agent or lead arranger to any Debt Financing, or any other Person with respect to any action under this Section 5.19, including as to solvency, or to deliver or require to be delivered any solvency or similar certificate or any legal opinion and (D) none of the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates or Representatives shall be required to seek any amendment, waiver, consent or other modification under any indebtedness (provided, however, that the Seller and the Acquired Entity shall undertake the actions necessary to effect the release of the security interests and guarantees set forth on Schedule 2.3(c)(v) of the Disclosure Schedules). Nothing hereunder shall require any employee, officer, director or other Representative of the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates or Representatives to deliver any certificate or other document or take any other action that would potentially result in personal liability to such employee, officer, director or other Representative.
(c)    The Buyer shall indemnify, defend and hold harmless the Seller, the Acquired Entity, the Purchased Subsidiaries and their Affiliates, and its and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under this Section 5.19, the arrangement of the Debt Financing and any information provided in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from any intentional or misrepresentation, gross negligence, willful misconduct or fraud by the Seller, the Acquired Entity, the Purchased Subsidiaries or any of their Affiliates. The Buyer shall promptly, upon request, reimburse the Seller, the Acquired Entity, the Purchased Subsidiaries and their Affiliates and Representatives for all reasonable and documented out-of-pocket costs incurred by the Seller, the Acquired Entity, the Purchased Subsidiaries and their Affiliates in connection with any cooperation provided under this Section 5.19 or otherwise in connection with the Debt Financing (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses). Except as set forth above, neither the Seller, the Acquired Entity, the Purchased Subsidiaries nor any of their Affiliates shall have any liability to the Buyer in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 5.19.
(d)    All non-public or other confidential information provided by the Seller, the Acquired Entity, the Purchased Subsidiaries or their respective Affiliates or Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that the Buyer will be permitted to disclose such information to any financing sources or prospective

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financing sources and other financial institutions and investors that are or may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Seller and of which the Seller is a beneficiary.
(e)    The Seller hereby consents to, and shall cause the Acquired Entity and the Purchased Subsidiaries to consent to, the customary and reasonable use of the logos of the Acquired Entity and the Purchased Subsidiaries solely in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Acquired Entity and the Purchased Subsidiaries, or their reputation or goodwill.
(f)    Notwithstanding anything to the contrary herein, a breach by the Seller or its Affiliates of their obligations under this Section 5.19 shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the conditions precedent set forth in Section 7.3.
Section 5.20    Exclusivity(a)    . Unless and until this Agreement shall have been terminated in accordance with its terms, the Seller shall not, and shall cause each of the Acquired Entity, the Purchased Subsidiaries and their Affiliates, not to, directly or indirectly, initiate, solicit, authorize, recommend, propose, assist in, facilitate or encourage any inquiries (or engage in discussions or negotiations regarding) the making or implementation of any Acquisition Proposal, or enter into any preliminary or definitive agreement with any Person with respect to any Acquisition Proposal. Immediately following the execution of this Agreement, the Seller shall cease, and cause to be terminated, all existing due diligence activities (including providing access to any data rooms), discussions or negotiations with any Persons with respect to any potential Acquisition Proposal. The Seller will promptly notify the Buyer if any Person makes a written offer or indication for an Acquisition Proposal, including any revised bids or offers received from any other prospective buyers, which notice will include the material terms thereof.
Section 5.21    Resignations(a)    . The Seller shall deliver to the Buyer written resignations in form and substance reasonably satisfactory to the Buyer, effective as of the Closing Date, of the officers and directors (or equivalent) of each Acquired Entity and Purchased Subsidiary specified by the Buyer to the Seller in writing no less than three Business Days prior to the Closing.
Section 5.22    Post-Closing Financial Information. From and after the Closing, if requested by the Buyer, the Seller shall, at the Buyer’s sole cost and expense, use good faith efforts to reasonably cooperate with the Buyer in the Buyer’s preparation of audited financial statements of the Business relating to periods ending on or before the Closing Date, in each case, as may be reasonably requested by the Buyer. Notwithstanding anything to the contrary in this Agreement, none of the Seller, the Acquired Entity or the Purchased Subsidiaries shall be required to disclose or provide access to any information to the Buyer or its Representatives if the Seller determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, fiduciary duty or binding Contract entered into prior to the date of this Agreement, or (iii) the information to be provided relates to any consolidated, combined or unitary Tax return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities; provided, however, that in the case of clauses (i) through (iii), the Seller shall notify the Buyer and its

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Representatives and use commercially reasonable efforts to provide for information or access in a manner that does not jeopardize such privilege or restriction.

Section 5.23    Cash. Between the date of this Agreement and the Closing Date, Buyer and Seller shall mutually agree upon the amount of Cash that shall remain in the non-U.S. bank accounts of the Business (the “Minimum Foreign Cash Amount”). Seller will not, and will not cause the Acquired Entity or any of the Purchased Subsidiaries to, sweep any non-U.S. bank accounts of the Business that would result in such bank accounts having less than the Minimum Foreign Cash Amount at the Closing. For the avoidance of doubt, nothing in this Section 5.23 shall change the definition of Estimated Cash.
Section 5.24    Collaboration. From and after the Closing, Seller and its Affiliates will reasonably collaborate in good faith with Buyer, the Acquired Entity, the Purchased Subsidiaries and their respective Affiliates on business opportunities that may be mutually beneficial to the business of Seller and its Affiliates, on the one hand, and the Business, on the other hand, including providing referrals and joint marketing services. Upon the request of either Seller or Buyer, Seller and Buyer shall negotiate in good faith to enter into a collaboration agreement at or following the Closing with respect to such matters.
ARTICLE VI
TAX MATTERS
Section 6.1    Certain Tax Matters.
(a)    At the option of the Buyer (in the Buyer’s sole discretion), the Seller shall perform an analysis to estimate (A) the Seller’s incremental income Taxes (the “Incremental 338(g) Costs”) that would be incurred by the Seller if the Buyer and the Seller were to, and were to cause their respective Affiliates to, make an election described in Section 338(g) of the Code in respect of each of the Purchased Subsidiaries (a “Section 338(g) Election”), and (B) the amount that, if a Section 338(g) Election were made, the Buyer would have to pay to the Seller to put the Seller in the same after-Tax position as though the Section 338(g) Election had not been made (provided that with respect to amounts described in clause (ii) of the definition of “Accrued Income Taxes,” only the pre-Tax amount shall be included) (the “Grossed-Up 338(g) Costs”). The Incremental 338(g) Costs shall equal the difference between (i) the amount of the Seller’s income Taxes that Seller would have paid if the Section 338(g) Election had not been made, and (ii) the amount of the Seller’s income Taxes that the Seller will actually pay with the Section 338(g) Election in effect. If the Buyer exercises the option described in this Section 6.1(a), (x) the Seller shall, and shall cause its Affiliates to, to provide the Buyer with a statement setting forth the Incremental 338(g) Costs and the Grossed-Up 338(g) Costs as soon as commercially practicable and in any event no later than thirty (30) days prior to the applicable deadline for timely making a Section 338(g) Election, and (y) the Buyer shall indemnify the Seller for the Seller’s reasonable out-of-pocket costs of calculating the Incremental 338(g) Costs and the Grossed-Up 338(g) Costs.
(b)    If the Buyer has exercised the option under Section 6.1(a) above, then, at the further option of the Buyer (in the Buyer’s sole discretion), the Buyer may elect to require that the Buyer and the Seller make, and cause their respective Affiliates to make, a Section 338(g) Election. To

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the extent the Buyer elects to make such Section 338(g) Election, then (i) the Seller and the Buyer shall cooperate to timely file all necessary Tax forms to effect the Section 338(g) Election, (ii) the Buyer, the Seller, and their respective Affiliates shall allocate the applicable purchase price amounts that were allocated to the equity of each Purchased Subsidiary under Section 2.5 among the assets of the applicable Purchased Subsidiaries using the procedures described in Section 2.5, mutatis mutandis, and (iii) Buyer shall pay to Seller an amount equal to the Grossed-Up 338(g) Costs.
Section 6.2    Transfer Taxes. The Buyer shall be liable for all sales taxes, transfer taxes, stamp taxes, conveyance taxes, value-added taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, and recording fees imposed by any Governmental Authority upon the transfer of the Acquired Entity Equity Interests hereunder and the filing of any instruments (“Transfer Taxes”) and shall prepare all Transfer Tax returns in connection therewith.
Section 6.3    Cooperation on Tax Matters. The Buyer and the Seller shall and shall cause their Affiliates, including after the Closing, the Acquired Entity, the Purchased Subsidiaries and their respective successors and permitted assigns, to cooperate as and to the extent reasonably requested by the Seller or the Buyer, as the case may be, in connection with the filing of any Tax returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.3. Notwithstanding anything in this Agreement to the contrary, neither the Seller nor the Buyer will be required pursuant to this Agreement to share with the other its consolidated income Tax returns.
Section 6.4    Survival. The provisions of this Article VI shall survive for the shorter of (i) the period of the applicable statute of limitations or (ii) seven (7) years from after the Closing Date.
Section 6.5    Section 617 Application. Promptly, but not later than seven days after the date hereof, Seller shall, and shall cause its Affiliates to, submit a request to the applicable Governmental Authority to benefit from the application of Section 617 of the Taxes Consolidation Act 1997 by concession in connection with the incorporation of Oxford Global Resources Ltd. on December 31, 2014 as in effect on such date (the “Section 617 Application” and the “Irish Branch Transaction”, as applicable). The Section 617 Application shall disclose to the applicable Governmental Authority the existence of the transactions contemplated by this Agreement, and shall request that the concession provide (including retroactively, in the event that the concession is granted following the Closing), that the transactions contemplated by this Agreement shall not cause such concession to be broken or otherwise prevent Section 617 of the Taxes Consolidation Act 1997 from applying to the aforementioned incorporation or cause Irish Tax to be due in respect thereof. Prior to such submission, but in no event later than three days prior to such date, Seller shall provide a draft of the Section 617 Application to Buyer for Buyer’s review and comment. Seller shall consider in good faith any comments Buyer may have. From and after the submission thereof, Seller shall conduct such Section 617 Application in good faith and diligently, and shall keep Buyer fully informed of the status of its efforts and any communication in respect thereto with, or received from, the applicable Governmental Authority and shall consult with Buyer in good faith prior to responding to any inquiries or requests from such Governmental Authority made following the original submission of the Section 617

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Application. To the extent at any time prior to the final determination of the Purchase Price, as determined under Section 2.6, the applicable Governmental Authority has communicated to Seller, Buyer or their Affiliates, as applicable, of its intention to reach an adverse decision on the Section 617 Application, Seller and Buyer shall work together in good faith to quantify the amount that is likely to be assessed as a result of such adverse decision, unless the foregoing communication from the applicable Governmental Authority clearly stipulates such amount, and shall treat such amount as an amount that should have been included in the Accrued Income Taxes had such decision been known on the date hereof. For the avoidance of doubt, this Section 6.5 shall not affect the amounts to be included in the Seller Taxes except to the extent the amounts included hereunder have resulted in a reduction of the Purchase Price on a dollar for dollar basis. Seller and Buyer shall fully cooperate in the pursuit of the Section 617 Application and Seller shall promptly reimburse Buyer for all its and its Affiliates' out-of-pocket expenses incurred in connection therewith.
Section 6.6     The Irish Branch Transaction. The Seller and the Buyer shall cooperate and use commercially reasonable efforts to consult with one another in connection with all submissions to the applicable Governmental Authority in relation to Taxes with respect to the Irish Branch Transaction, including, but not limited to, the Section 617 Application. After the Closing, the Buyer shall use commercially reasonable efforts to consult with the Seller prior to permitting the Acquired Entity to sell, transfer, or otherwise dispose of its direct equity interests in Oxford Global Resources Ltd.; provided that the foregoing, for the avoidance of doubt, shall not apply to the disposition of any indirect interests in Oxford Global Resources Ltd., including, but not limited to, the direct or indirect disposition or other transfer of the Acquired Entity Equity Interests.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    None of the parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.
(c)    Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All

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consents, registrations, declarations or other filings under Antitrust Laws and set forth on Schedule 7.1(b) of the Disclosure Schedules shall have been obtained or filed.
Section 7.2    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)    (i) The Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, or in the case of any of such representations and warranties that are expressly made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date; and (ii) the other representations and warranties of the Buyer contained in Article IV shall be true and correct as of the Closing Date as though made on and as of the Closing Date, or in the case of representations and warranties that are expressly made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    The Seller shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than the Seller.
(c)    The Seller shall have received all items required to be delivered by the Buyer pursuant to Section 2.3(b) at or prior to the Closing.
Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    (i) The Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, or in the case of any of such representations and warranties that are expressly made as of a specified date, such representations and warranties shall be true and correct in all but de minimis respects as of such specified date; and (ii) the other representations and warranties of the Seller contained in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date, or in the case of representations and warranties that are expressly made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

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The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    Since the date of this Agreement, there shall not have occurred or continue to be a Material Adverse Effect. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentence, signed by a duly authorized officer thereof.
(c)    The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than the Buyer.
(d)    The Buyer shall have received all items required to be delivered by the Seller pursuant to Section 2.3(c) at or prior to the Closing.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Nonsurvival of Representations, Warranties, Covenants and Other Agreements. The respective representations and warranties of the Seller and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing and shall remain in full force until the date that is 12 calendar months after the Closing; provided, that notwithstanding the foregoing, the Buyer Fundamental Representations and the Seller Fundamental Representations shall, in each case, survive the Closing and shall remain in full force until the expiration of the applicable statute of limitations. Any covenants or agreements set forth in this Agreement which by their terms require performance prior to the Closing will survive the Closing and shall remain in full force until the date that is 12 calendar months after the Closing and any covenants and agreements set forth in this Agreement that expressly contemplate performance after the Closing shall survive until they have been performed or satisfied. Notwithstanding the foregoing, any Actions asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved (and, if applicable, paid). For the avoidance of doubt, notwithstanding anything to the contrary, this Section 8.1 is not intended to limit (i) the survival periods contained in the R&W Insurance Policy, which shall contain survival periods that shall control for purposes thereunder or (ii) any rights and remedies of the Buyer with respect to claims made pursuant to Section 8.10 and to claims based on Fraud.
Section 8.2    Indemnification by the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Buyer, its Affiliates (including the Acquired Entity and the Purchased Subsidiaries following the Closing), its and their direct or indirect beneficial owners and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any payments, costs, losses, liabilities, damages, disbursements, Tax, injuries, demands, Actions, deficiencies, penalties, judgements, awards, Encumbrances, settlements and expenses, including reasonable legal, accounting and other professional fees and reasonable expenses

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and costs arising from the investigation, collection, prosecution, determination and defense of such Losses (hereinafter collectively, “Losses”) to the extent arising out of, relating to or resulting from:
(a)    any breach of or inaccuracy in any Seller Fundamental Representations contained in Article III or in any certificate delivered on behalf of the Seller in connection with the Closing (in each case, assuming that all qualifications contained therein as to materiality, “Material Adverse Effect”, and all similar phrases and words were deleted therefrom and it being understood that for purposes of this Article VIII, in calculating the amount of Losses attributable to any such breach or inaccuracy, in each case, all qualifications contained therein as to materiality, “Material Adverse Effect”, and all similar phrases and words shall be disregarded, in each case other than as set forth in Section 3.6(a) or as used in the term “Material Contract”);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation of the Seller contained in this Agreement;
(c)    any breach or non-fulfillment of any covenant, agreement or obligation of the Acquired Entity or the Purchased Subsidiaries prior to the Closing; and
(d)    any Seller Taxes.
Section 8.3    Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:
(a)    any breach of or inaccuracy in any representations and warranties made by the Buyer contained in Article IV or in any certificate delivered on behalf of the Buyer in connection with the Closing);
(b)    the use of the Retained Names and Marks by the Acquired Entity or the Purchased Subsidiaries, other than such claims alleging use of the Retained Names and Marks in conducting the Business infringes the Marks of any third party; or
(c)    any breach or non-fulfillment of any covenant, agreement or obligation of the Buyer contained in this Agreement.
Section 8.4    Limitations on Rights of Buyer and Seller Indemnified Parties.
(a)    With respect to any Losses for which a Buyer Indemnified Party is entitled to indemnification with respect to Section 8.2(a), such Losses shall be satisfied as follows: first, from the Seller, up to the amount of the Retention (and subject to the limitations in this Section 8.4), second, once such funds have been exhausted and the retention amount under the R&W Insurance Policy is fully eroded, from the R&W Insurance Policy to the extent covered under the R&W Insurance Policy unless coverage is denied by the insurer (or an agent thereof) under the R&W Insurance Policy or the limits of the R&W Insurance Policy have been fully eroded, and third and finally, from the Seller (subject to the limitations in this Section 8.4, including Section 8.4(b)).

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(b)    Notwithstanding anything to the contrary contained in this Agreement, (i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 8.2 shall not exceed the amount of the Purchase Price actually received by the Seller; provided, that the foregoing shall not apply to any Losses related to or arising from Taxes described in clause (ii) of the definition of Seller Taxes and (ii) nothing shall prevent or otherwise limit any Buyer Indemnified Party from seeking recovery or recovering under the R&W Insurance Policy in accordance with its terms or from seeking recovery pursuant to Section 8.10 or for Fraud.
(c)    A Buyer Indemnified Party may not seek indemnification for Losses suffered by it under this Article VIII to the extent such Loss was specifically reflected in the Final Closing Statement and the Buyer Indemnified Party has already received payment for such Loss in a post-Closing adjustment under Section 2.4.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer by the Seller Indemnified Parties pursuant to Section 8.3(a) shall not exceed the amount of the Purchase Price actually paid by the Buyer.
Section 8.5    Direct Claims.
(a)    If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand, shall have a claim for indemnification hereunder (the “Indemnified Party”) for any claim other than a claim asserted by a third party, the Indemnified Party shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(b)    The failure to make prompt delivery of such written notice by the Indemnified Party to the Indemnifying Party (so long as a notice pursuant to Section 8.5(a) is given before the expiration of the applicable period set forth in Section 8.1) shall not relieve the Indemnifying Party from any liability under this Article VIII with respect to such matter, except to the extent the Indemnifying Party is actually and materially prejudiced by failure to give such notice.
Section 8.6    Third Party Actions.
(a)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim, Action or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Indemnifying Party promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, to the extent known, (ii) the amount or method of computation of the

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amount of such claim, if reasonably practicable, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request, to the extent reasonably available. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 10 Business Days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall only have the right to assume and control the defense of a Third Party Claim to the extent that: (i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party or its Affiliates (other than injunction, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (ii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (iii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal Action and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, (x) it shall defend such Third Party Claim actively and diligently to final conclusion or settlement, (y) it shall keep the Indemnified Party reasonably advised of the status of such Third Party Claim the defense thereof and shall consider in good faith recommendations made by the Indemnified Party with respect thereto and (z) the Indemnified Party shall cooperate in good faith with the Indemnifying Party in such defense and use commercially reasonable efforts to make available (subject to the provisions of Section 5.2) to the Indemnifying Party all pertinent witnesses (who have relevant knowledge relating to such matters), records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not agree to any settlement, compromise or discharge or consent to judgment of such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement, compromise or discharge or consent to judgment (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party, (ii) results in the full and general release of the Indemnified Party and its affiliated Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, from all liabilities and obligations arising or relating to, or in connection with, the Third Party Claim, and (iii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of

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any Person by the Indemnified Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, or offer to settle, such Third Party Claim without the Indemnifying Party’s prior written consent.
(c)    In the event any Indemnified Party should have a claim or Action against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request, to the extent reasonably available. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in resolving such claim for indemnity. Such assistance and cooperation shall include using commercially reasonable efforts to provide reasonable access to and copies of (subject to the provisions of Section 5.2) information, records and documents relating to such matters, and furnishing pertinent employees (who have relevant knowledge relating to such matters) to reasonably assist in the investigation and resolution of such matters. This Section 8.6 shall not apply to Taxes.
(d)    Notwithstanding anything contained herein to the contrary, in the event of any conflict between the provisions of this Section 8.6 relating to the defense of a Third Party Claim for which the R&W Insurance Policy is or may be responsible for any payments with respect to such Third Party Claim and the provisions of the R&W Insurance Policy, the provisions of the R&W Insurance Policy shall govern and control and the rights of the Indemnified Parties and the Indemnifying Parties hereunder in respect of the defense of such Third Party Claim are expressly subordinated to the provisions of the R&W Insurance Policy and the rights of the insurer thereunder relating to the defense of Third Party Claims.
Section 8.7    Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses (which shall not be deemed to include initiating any Action against any Person or incurring any out-of-pocket costs) and the costs of such mitigation shall constitute Losses hereunder; provided that such efforts shall be used only to the extent required under applicable Law. Each Indemnified Party hereunder shall act in good faith and a commercially reasonable manner to mitigate any Losses it may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required to do so by applicable Law (which, for the avoidance of doubt, shall not require any Indemnified Party to seek recovery from any third party).
Section 8.8    Special Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VIII for any punitive damages.
Section 8.9    Additional Indemnification Provisions.
(a)    The amount of any and all Losses under this Article VIII shall be determined net of (i) the value of any net Tax benefit realized by any party seeking indemnification hereunder as a reduction of cash taxes in the year of the Loss (or the subsequent year) arising in connection with the accrual, incurrence or payment of any such Losses, in each case determined on a “with and without”

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basis and (ii) any insurance (other than the R&W Insurance Policy), indemnity, reimbursement arrangement, contract or other proceeds that have actually been recovered to the Indemnified Party in connection with the facts giving rise to the right of indemnification (proceeds described in this clause (ii), an “Alternative Recovery”), in each case, net of applicable deductibles, any Taxes payable in respect thereof, retentions, costs of collection or similar costs or payments and any increase in premiums actually paid or incurred by the Indemnified Party that are attributable to claims made pursuant to this Agreement. The Indemnified Party will seek full recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.
Section 8.10    Indemnification for Claims Unrelated to the Business. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, the Seller agrees to defend, indemnify and hold harmless the Buyer Indemnified Parties from and against, and to promptly pay to the Buyer, its Affiliates and their respective successors and assigns, any and all Losses arising out of, resulting from, or relating to (a) all liabilities of the Seller and its Affiliates (including those arising under Environmental Laws) that are unrelated to the Business or (b) any withdrawal from or termination of a defined benefit pension plan sponsored, maintained, contributed to, required to be contributed to or maintained by the Seller or its Affiliates. Notwithstanding anything to the contrary in this Agreement, the Seller’s obligations under this Section 8.10 shall survive the Closing until the expiration of the applicable statute of limitations and for the avoidance of doubt, shall not be subject to any limitations set forth in Section 8.4.
Section 8.11    Exclusive Remedy.
(a)    Effective as of the Closing, except as specifically set forth in this Agreement or in the case of Fraud, the Buyer, on behalf of itself and the other Buyer Indemnified Parties, on the one hand, and the Seller, on behalf of itself and the other Seller Indemnified Parties, on the other hand, waives any rights and claims any Buyer Indemnified Party or Seller Indemnified Party, as applicable, may have against the Seller, any of its Affiliates, and any of its or their respective Representatives (collectively, “Seller Parties”) and the Buyer, any of its Affiliates, and any of its or their respective Representatives (collectively, the “Buyer Parties”), as applicable, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at Law, in equity, contract, tort or otherwise, relating to the Business and/or the transactions contemplated by this Agreement and the Ancillary Agreements. The rights and claims waived by the Buyer, on behalf of itself and the other Buyer Indemnified Parties, or the Seller, on behalf of itself and the other Seller Indemnified Parties, as applicable, include, to the fullest extent permitted under Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. After the Closing, except as specifically set forth in this Agreement or any Ancillary Agreement, this Article VIII will provide the exclusive remedy against any of the Seller Parties or any of the Buyer Parties, as applicable, for any breach of any representation, warranty, covenant or other claim arising out of or relating to (directly or indirectly) this Agreement and/or the transactions contemplated

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hereby, other than with respect to remedies against the Seller Parties in cases involving Fraud. Notwithstanding any other sentence of this Section 8.11(a), each party shall be entitled to bring an action for injunctive relief or specific performance to enforce the terms of this Agreement or any Ancillary Agreement.
(b)    The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.
Section 8.12    No Right of Set-Off. The Buyer for itself and for the Buyer Indemnified Parties and their successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or any of such Persons has or may have with respect to any other payments to be made by the Buyer pursuant to this Agreement, any Ancillary Agreement or any other document or instrument delivered by the Buyer in connection herewith.
Section 8.13    Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article VIII shall be treated by the parties hereto, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the purchase price (as determined for Tax purposes).
Section 8.14    No Circular Recovery. The Seller hereby agrees that it will not make any claim for indemnification, contribution or advancement of expenses against the Acquired Entity, the Purchased Subsidiaries or after the Closing, the Buyer by reason of the fact that the Seller was an equity holder, controlling person, manager or representative of any Acquired Entity or Purchased Subsidiary (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Documents, Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Party against the Sellers under this Agreement (or the underlying facts and circumstances of any such claim) or otherwise relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Buyer Indemnified Party against the Seller under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, the Seller shall not claim and the Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Acquired Entity or the Purchased Subsidiaries with respect to any amounts owed by the Seller pursuant to this Article VIII or otherwise.

ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;

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(b)    (i) by the Seller, if the Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in any Ancillary Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) and the Buyer breaches, violates or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement or in any Ancillary Agreement (or any representation or warranty becomes untrue or inaccurate) and such breach, violation or failure to perform, untruth or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.2(a), (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in any Ancillary Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) and the Seller breaches, violates or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement or in any Ancillary Agreement (or any representation or warranty becomes untrue or inaccurate) and such breach, violation or failure to perform, untruth or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.3(a), (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
(c)    by either the Seller or the Buyer if the Closing shall not have occurred by September 30, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or primarily resulted in the failure of, the Closing to occur on or prior to such date;
(d)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an Order or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable or if there shall be any Law that makes the consummation of the Closing illegal or otherwise prohibited; provided, that the party so requesting termination shall have complied with Section 5.7; or
(e)    by the Seller if (i) the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature or terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that each of which is reasonably likely to be satisfied at such time), (ii) the Seller has certified by written notice (a “Closing Failure Notice”) to the Buyer that (A) all of the conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature or terms are to be satisfied by the delivery of documents or the taking of actions at the Closing) or that the Seller is willing to waive any such conditions that remain unsatisfied and (B) the Seller is ready, willing and able to consummate the transactions contemplated by this Agreement on such date of notice at all times during the three Business Day period immediately thereafter and (iii) the Buyer fails to consummate the Closing within three Business Days following the date of such Closing Failure Notice.

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The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
Section 9.2    Effect of Termination.
(a)    In the event of a termination of this Agreement as provided in Section 9.1, subject to Section 9.2(b), this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.18 and 4.5 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 5.13 relating to public announcements, this Section 9.2 and Article X and (b) that nothing herein shall relieve either party from liability for Fraud in the making of its respective representations and warranties expressly set forth in this Agreement or for any Willful Breach of this Agreement.
(b)    If this Agreement is terminated by (i) the Seller pursuant to Section 9.1(b)(i) or Section 9.1(e) or (ii) the Buyer or the Seller pursuant to Section 9.1(c) and at such time the Seller could have terminated this Agreement pursuant to Section 9.1(b)(i), then the Buyer shall pay, or cause to be paid, to the Seller an amount equal to $28,875,000 (such payment, the “Termination Fee”), such payment to be made by wire transfer of immediately available funds within three Business Days following such termination. The parties acknowledge and agree that (i) the fees and other provisions of this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee shall constitute liquidated damages and not a penalty, (iii) without these agreements, the parties would not enter into this Agreement, (iv) in no event shall the Buyer be required to pay the Termination Fee on more than one occasion and (v) while the Seller may pursue both the payment of the Termination Fee under this Section 9.2(b), and, prior to termination of this Agreement, specific performance of the type contemplated by, and subject to the limitations set forth in, Section 10.13 under no circumstances shall the Seller be permitted or entitled both to (x) receive and retain the Termination Fee and (y) a grant of specific performance that requires the Buyer to consummate the Closing.
(c)    Except for an order of specific performance as and only to the extent expressly permitted by, and subject to, Section 10.13, prior to termination of this Agreement, the Seller’s right to terminate this Agreement and receive payment of the Termination Fee as and if payable hereunder pursuant to (and only to the extent required by) Section 9.2(b) shall constitute the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of the Seller Parties against (x) the Buyer Parties or (y) the Debt Financing Sources and any other actual or prospective financing sources, and any arranger, agent or other Representative of the foregoing, or any of the respective direct or indirect, former, current or future, Affiliates, general or limited partners, equityholders, managers, members, directors, officers, employees, agents, representatives, advisors or assignees of the foregoing (the Persons described in this subclause (y), collectively, the “Debt Financing Sources Related Parties”) for all breaches, Losses, liabilities and/or damages in respect of or in connection with this Agreement, the Debt Commitment Letters and/or the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for the termination of this Agreement. Subject to Buyer’s obligation to pay the Termination Fee to the extent payable under Section 9.2(b), none of the Buyer Parties or Financing Sources Related Parties shall have any liability to any of the Seller Parties relating to or arising out of this Agreement, the Debt Commitment Letters

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or in respect of any other agreement, document or theory of Law or equity (whether in Contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, through the Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Buyer against any other Buyer Party or any Financing Sources Related Party, any enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law or otherwise. For the avoidance of doubt, upon payment of the Termination Fee to the Seller, none of the Buyer Parties or Financing Sources Related Parties shall have any further liability (in each case, whether absolute, accrued, contingent, fixed or otherwise) to any of Seller Parties relating to or arising out of this Agreement, the Debt Commitment Letters, the transactions contemplated hereby or thereby or in respect of any other agreement, document or theory of Law or equity (whether in Contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in Contract, in tort or otherwise (other than, for the avoidance of doubt, liability arising under the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof).
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Buyer shall pay or cause the Acquired Entity or the Purchased Subsidiaries to pay any Transaction Expenses that remain unpaid as of the Closing. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other. For the avoidance of doubt, all fees and expenses payable with respect to the R&W Insurance Policy or in accordance with the terms of the R&W Insurance Policy will be the sole costs and expenses of the Buyer, and the Seller will not have any liability with respect thereto.
Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
Section 10.3    Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of

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either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Seller, to:
ASGN Incorporated
26745 Malibu Hills Road
Calabasas, California 91301
Attention: Jennifer Painter
E-mail: jennifer.painter@asgn.com
with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, California 90067
Attention: Patrick S. Brown
Facsimile: 310.712.8800
E-mail: brownp@sullcrom.com
(ii)    if to the Buyer, to:
H.I.G. Middle Market LBO Fund III, L.P.
c/o H.I.G. Middle Market, LLC
1271 Avenue of the Americas
22nd Floor
New York, NY 10020
Attention: Matt Lozow and Robert Jang
E-mail: mlozow@higcapital.com, rjang@higcapital.com
with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 100436
Attention: Carl P. Marcellino
Email: carl.marcellino@ropesgray.com

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Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the respective meanings ascribed to such terms in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. The phrases “ordinary course of business” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice. For purposes of this Agreement, if the Seller or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Seller by Venue Deal Solutions prior to 12:01 a.m. Los Angeles time on the day prior to the date hereof, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Buyer by the Seller. References to days mean calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any

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legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article VIII, Section 5.14, Section 9.2(b), Section 10.21 and Section 10.22, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.
Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal Action or proceeding arising out of or relating to this Agreement brought by either party or its successors or assigns against the other party shall be brought and determined in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

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Section 10.11    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any Representative or investor of either party hereto.
Section 10.12    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller and that the Seller hereby consents to the collateral assignment of this Agreement to the Buyer’s or its Affiliate’s lenders (or agent therefor) who are providing debt financing; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer; provided still further, that no assignment shall limit the assignor’s obligations hereunder and that the assignor shall remain fully liable for the fulfillment of all such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.13    Enforcement.
(a)    Subject to the provisions and limitations of Section 10.13(b) and Section 10.13(c), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the provisions and limitations of Section 10.13(b) and Section 10.13(c), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, this being in addition to any other remedy to which such party is entitled at law or in equity. Subject to the provisions and limitations of Section 10.13(b) and Section 10.13(c), each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at Law or in equity, and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
(b)    Notwithstanding the foregoing, it is explicitly agreed that, with respect to the Buyer’s obligations to cause the Equity Financing to be funded or to enforce its rights under the Equity Commitment Letter and Buyer’s obligations to consummate the Closing, the right of the Seller to seek specific performance or other appropriate form of equitable remedy, in each case, prior to the Closing, shall be solely with respect to forcing the Buyer to consummate the Closing or it enforce its rights under the Equity Commitment Letter to fund the Equity Financing, and such remedy shall be available if (and only if) each of the following shall have been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than such conditions which, by their nature or terms, are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or waived as of the Closing Date if the Closing would have occurred pursuant to the terms of the

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Agreement (including Article II), (ii) the Seller has delivered to Buyer a Closing Failure Notice, (iii) the Debt Financing (or any alternative Debt Financing) has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters if the Equity Financing is funded at Closing in accordance with its terms and (iv) the Seller has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur on the terms contemplated in this Agreement.
(c)    The Seller, its Affiliates or any Person (including any other Person, if any, entitled to payment from the Buyer pursuant to this Agreement) shall in no event (i) be entitled in respect of any Action, non-action, matter or event to both (A) a grant of specific performance or other equitable remedies of the sort described in Section 10.13(a) and (B) monetary damages, including all or any portion of the Termination Fee or (ii) be entitled to enforce or seek specifically the Buyer’s obligation to consummate the transactions contemplated by this Agreement if the Debt Financing has not been funded (or will not be funded at the Closing).
Section 10.14    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 10.15    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.
Section 10.16    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.17    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 10.18    Facsimile or .pdf Signature
. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 10.19    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

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Section 10.20    No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 10.21    Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the Buyer and the Seller shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in inverse proportion as they may prevail on such dispute or proceeding, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute.
Section 10.22    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto:
(a)    agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, in any way arising out of or relating to this Agreement, any Debt Commitment or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court;
(b)    agrees that any such Action relating to the Debt Commitment or the Debt Documents shall be governed by the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction, except as otherwise expressly provided in the Debt Commitments;
(c)    agrees not to bring, or support any person to bring, or permit any of its affiliates to bring or support any person to bring, any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, any Debt Commitment or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;
(d)    agrees that service of process upon the Seller, its Subsidiaries and its controlled Affiliates in any such Action shall be effective if notice is given in accordance with Section 10.4;
(e)    irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court;

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(f)    knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, any Debt Commitment or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;
(g)    agrees that none of the Debt Financing Sources will have any liability (other than to the Buyer or its Subsidiaries under the Debt Commitment) in any way relating to or arising out of this Agreement, any Debt Commitment or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;
(h)    waives any and all claims and causes of action against the Debt Financing Sources in any way relating to or arising out of this Agreement, any Debt Commitment or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that nothing in this Section 10.22 shall limit the liability or obligations of the Debt Financing Sources under the Debt Commitment);
(i)    in the case of the Seller, its Subsidiaries and their Affiliates, agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Action against, or otherwise make or seek to enforce any claims against or seek to recover any monetary damages from, any Debt Financing Sources under or in connection with this Agreement, any Debt Commitment or the transactions contemplated hereby or thereby;
(j)    agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section 10.22 and any of the provisions in this Agreement reflecting the agreements in this Section 10.22; and
(k)    agrees that the provisions in this Section 10.22 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would adversely modify the substance of any of the foregoing as it affects the Debt Financing Sources in any material respect) shall not be materially amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of Debt Financing Sources constituting “lead arrangers” or holding a majority of the commitments held by the “lead arrangers” in respect of the Debt Financing.
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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ASGN Incorporated

By:     /s/ Theodore S. Hanson
Name: Theodore S. Hanson
Title: President and Chief Executive Officer
H.I.G. Orca Acquisition Holdings, Inc.

By:     /s/ Matthew Lozow
Name: Matthew Lozow
Title: President

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ANNEX A-1
Certain Defined Terms
For purposes of this Agreement:
“Accrued Income Taxes” means an amount equal to the sum of accrued but not yet paid Income Tax liabilities (whether or not yet due) for any Pre-Closing Tax Period (i) of the Acquired Entity and each Purchased Subsidiary (with the amount of such Income Tax liabilities of the Acquired Entity and each Purchased Subsidiary with respect to each applicable taxing jurisdiction and Tax for each applicable Pre-Closing Tax Period not being less than zero) and (ii) in respect of the Purchased Subsidiaries by reason of Sections 951, 951A and 956 of the Code, assuming for purposes of this clause (ii) that the Purchased Subsidiaries are owned by a domestic corporation and the Purchased Subsidiaries are its sole asset and inclusions under Sections 951, 951A and 956 of the Code are the only income for the year.
“Acquired CFCs” means each of Oxford Belgium and Oxford Ireland.
“Acquired Entity” has the meaning set forth in Section 2.1.
“Acquired Entity Equity Interests” has the meaning set forth in Section 2.1.
“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the transactions contemplated hereby): (a) any direct or indirect acquisition or purchase of the equity securities of the Acquired Entity or the Purchased Subsidiaries or all or a material portion of the assets of the Acquired Entity or the Purchased Subsidiaries, taken as a whole; (b) any merger, consolidation or other business combination relating to the Acquired Entity or the Purchased Subsidiaries; or (c) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Acquired Entity or the Purchased Subsidiaries.
“Action” means any claim, action, suit, arbitration, mediation, controversy, charge, cause of action, examination, audit, assessment, hearing, investigation or proceeding by or before any Governmental Authority.
“Adjustment Time” means 11:59 p.m. Los Angeles time on the day immediately prior to the Closing Date.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 5.18(e).
“Alternative Recovery” has the meaning set forth in Section 8.9(a).

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“Ancillary Agreements” means the Real Property Subleases, the Transition Services Agreement, the Escrow Agreement, the Equity Commitment Letter, the Limited Guaranty and the certificates and instruments delivered hereunder or thereunder.
“Antitrust Laws” has the meaning set forth in Section 3.3(b).
“Apex Arrangement” has the meaning set forth in Section 5.4.
“Apex Division” means Apex Systems, LLC, a Virginia limited liability company and its Subsidiaries.
“Applicable Accounting Principles” has the meaning set forth in Section 2.4(a).
“Artifacts” means all artifacts (as the term is commonly referred to by Seller and the Acquired Entity and Purchased Subsidiaries) owned or licensable by the Seller and its Subsidiaries (other than the Acquired Entity and Purchased Subsidiaries) and used in the Business, including the items listed in Section 5.10 of the Disclosure Schedules, as such list may be updated from time to time by Seller to add additional items prior to the Closing Date.
“Artifacts IP” means only the Intellectual Property Rights owned or licensable by the Seller and its Subsidiaries (other than the Acquired Entity and Purchased Subsidiaries) in and to the Artifacts.
“Base Purchase Price” means $525,000,000.
“Books and Records” means any of the books and records of the Business relating to periods prior to, and in existence as of, the Closing.
“Business” means the business of providing staffing and consulting services in the information technology, life sciences, engineering and healthcare technology sectors through the Seller’s Oxford division, in each case, as such business is conducted as of the date of this Agreement by the Acquired Entity and Purchased Subsidiaries, subject to any changes on or prior to the Closing where expressly permitted in accordance with Section 5.1.
“Business Claims” has the meaning set forth in Section 5.12(a).
“Business Contractor” has the meaning set forth in Section 5.10.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Los Angeles.
“Business Employees” means all individuals (a) employed or engaged by the Acquired Entity or Purchased Subsidiaries as an employee, officer, director, manager, individual independent contractor or other service provider or (b) employed or engaged by the Acquired Entity or Purchased Subsidiaries as contract professionals including, in each case and as applicable, any such individual (i) who is on military leave and family and medical leave, (ii) who is on an approved leave of absence, but only to the extent he or she has reemployment rights
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guaranteed under Law, under any applicable collective bargaining agreement or other Contract with a Union, or under any leave of absence policy of the individual’s employing entity, and (iii) who is on disability under the applicable employing entity’s disability program.
“Business Portion” has the meaning set forth in Section 5.16(a).
“Buyer” has the meaning set forth in the Preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 5.5(c). “Buyer Fundamental Representations” means those representations and warranties of the Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.5 (Brokers).
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state, local or non-US Law or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including IRS Notice 2020-65, 2020-38 IRB, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020), Notice 2021-11 and the Consolidated Appropriations Act, 2021.
“Cash” means, as at a specified date, (a) the aggregate amount of all cash, cash equivalents and marketable securities held by the Acquired Entity and the Purchased Subsidiaries, to the extent convertible into cash within 90 days and expressed in U.S. dollars, (i) excluding all outstanding security, customer or other deposits and (ii) net of all outstanding checks issued by the Acquired Entity and the Purchased Subsidiaries (but not yet cashed) minus (b) cash or cash equivalents not freely usable, distributable or transferrable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as “restricted cash” (including, without limitation, restrictions on dividends and repatriations or any other form of restriction) or cash held in medical insurance accounts.
“Claim Information” has the meaning set forth in Section 8.6(a).
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Cash” has the meaning set forth in Section 2.4(b). For the avoidance of doubt, Closing Cash shall be reduced for any payments made between the Adjustment Time and end of the day on the Closing Date which are not captured as a deduction of the Purchase Price through either a liability in Closing Net Working Capital or Closing Indebtedness.
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“Closing Date” means (i) if occurring within the forty (40) day period ending after the date of this Agreement, such date as the Seller and the Buyer mutually agree and (ii) if otherwise, the third Business Day following the satisfaction or, to the extent permitted by Law, waiver in writing by the party benefitting from the condition(s) being waived of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied by delivery of documents or the taking of actions at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions).
“Closing Failure Notice” has the meaning set forth in Section 9.1(e).
“Closing Indebtedness” has the meaning set forth in Section 2.4(b).
“Closing Net Working Capital” has the meaning set forth in Section 2.4(b).
“Closing Transaction Expenses” has the meaning set forth in Section 2.4(b).
“Code” means the Internal Revenue Code of 1986.
“Commitment Letters” has the meaning set forth in Section 4.4(a).
“Confidentiality Agreement” has the meaning set forth in Section 5.6.
“Continuing Employee” has the meaning set forth in Section 5.5(a).
“Contract” means any legally binding oral or written agreement, contract, concession, lease, license, arrangement, understanding, obligation, promise, commitment or undertaking (including any amendments and other modifications thereto).
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“D&O Indemnitees” has the meaning set forth in Section 5.14(a).
“D&O Policy” has the meaning set forth in Section 5.14(d).
“Debt Commitments” has the meaning set forth in Section 4.4(a).
“Debt Documents” has the meaning set forth in Section 5.18(b).
“Debt Financing” has the meaning set forth in Section 4.4(a).
“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide the Debt Financing, and the parties to any Debt Commitments, joinder agreements, credit agreements or indentures related to any Debt Financing, together with their respective Affiliates and their and their respective Affiliates’ current or future general or
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limited partners, stockholders, managers, members, agents, officers, directors, employees, advisors, partners, members, managers, controlling persons and representatives and their respective successors and assigns.
“Debt Financing Sources Related Parties” has the meaning set forth in Section 9.2(c).
“Detriment Action” has the meaning set forth in Section 5.7(b).
“Disclosure Schedules” has the meaning set forth in Article III.
“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of the Seller, the Acquired Entity and the Purchased Subsidiaries (other than routine administrative procedures) that in each case are sponsored, maintained, or contributed to, or are required to be contributed to, by the Seller, the Acquired Entity or the Purchased Subsidiaries (or under which the Seller, the Acquired Entity or the Purchased Subsidiaries has or may have any liability) for the benefit of any Business Employees or dependents thereof (regardless of whether such plan, Contract, policy, program or arrangement is governed by the Laws of the United States or the Laws of a foreign jurisdiction), including each employment, consulting, independent contractor, retirement, pension, health, welfare, retiree medical or life insurance, profit sharing, retention, transaction, change of control, savings and thrift, bonus, commission, phantom interest, restricted stock, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay, paid time-off, fringe benefit or other similar plan, Contract, policy, or arrangement, in each case, other than any plan, program, or arrangement sponsored by a Governmental Authority.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, easement, deed of trust, security interest, right-of-way, defect in title or encroachment, right of first refusal or first offer, transfer restriction or other similar restriction, encumbrance or security interest of any kind.
“Environmental Laws” has the meaning set forth in Section 3.16(b)(i).
“Environmental Permits” has the meaning set forth in Section 3.16(b)(iii).
“Equity Commitment Letter” has the meaning set forth in Section 4.4(a).
“Equity Financing” has the meaning set forth in Section 4.4(a).
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” has the meaning set forth in Section 2.3(e).
“Escrow Agent” means Citibank, National Association.
“Escrow Agreement” has the meaning set forth in Section 2.3(b)(vi).
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“Escrow Funds” means $5,000,000.
“Estimated Cash” has the meaning set forth in Section 2.4(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.4(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses, minus (vii) the Escrow Funds. Notwithstanding anything herein to the contrary, all adjustments (including any in connection with any payment pursuant to Section 2.4) to the Base Purchase Price with respect to the Estimated Cash, the Working Capital Overage, if any, the Estimated Indebtedness, the Working Capital Underage, if any, and the Estimated Transaction Expenses that are attributable to a Purchased Subsidiary shall be only for the account of such Purchased Subsidiary and this Agreement, including Section 2.5, shall be interpreted consistent with such intent.
“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).
“Final Closing Statement” has the meaning set forth in Section 2.4(b).
“Financial Statements” has the meaning set forth in Section 1.1(a).
“Financial Statements Date” has the meaning set forth in Section 1.1(a)(i).
“Financing Failure Event” has the meaning set forth in Section 5.18(e).
“Fraud” means actual and intentional fraud under Delaware common law with specific intent to deceive based on the making of any representation or warranty in this Agreement or the Ancillary Agreements.
“Funded Debt” means, with respect to any Person and as of any time, without duplication, the aggregate amount, including all accrued but unpaid interest thereon and other payment obligations (including premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) of the following: (a) all indebtedness for borrowed money; and (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, political subdivision, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, mediator, tribunal or judicial or arbitral body.
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“Group Policies” has the meaning set forth in Section 5.12(a).
“Guarantees” has the meaning set forth in Section 5.8.
“Guarantor” means H.I.G. Middle Market LBO Fund III, L.P. a Delaware limited partnership.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Improvements” has the meaning set forth in Section 3.12(b).
“Income Tax” means any Tax that is based on, measured by, or calculated by reference to net or gross income or profits, including any franchise, margin or similar Tax (and any withholding Tax with respect thereto).
“Indebtedness” means, with respect to any Person and as of any time, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under any of the following: (a) all Funded Debt of such Person; (b) all capitalized lease obligations of such Person that are required to be capitalized in accordance with GAAP (except for operating lease liabilities under ASC 842); (c) all obligations of such Person under letters of credit, guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn; (d) all performance bonds issued for the account of such Person, in each case, as of such time; (e) all amounts owing or due under any interest rate, currency, swap or other hedging Contracts; (f) all obligations of such Person issued or assumed as the deferred purchase price of equity, property, goods, assets or services (excluding trade payables incurred in the ordinary course of business), whether contingent or not (including all seller notes and similar liabilities) and the maximum value of any contingent purchase price obligations, “earn-out” obligations or holdbacks; (g) all conditional sale obligations of such Person and all obligations of such Person under any title retention Contract; (h) all liabilities in respect of unfunded deferred compensation, excluding the employer portion of any Taxes thereon; (i) all obligations for the payment of earned or accrued but unpaid bonuses and severance and other termination-related payments to any employee, director, manager, officer or individual independent contractor whose employment or engagement was terminated at any time prior to the Closing, (j) all liabilities associated with the employee stock purchase plan and all of the Acquired Entity’s and the Purchased Subsidiaries’ pension plans; (k) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Acquired Entity or any Purchased Subsidiary, whether or not the obligations secured thereby have been assumed, but only to the extent of the value of the property that is subject to such Encumbrance; (m) (A) all Accrued Income Taxes and (B) the Taxes described in clauses (v) and (vi) of the definition of Seller Taxes; and (n) all guarantees by such Person of any liabilities of another Person of a type described in (a)-(l) above; provided, that, for the avoidance of doubt, Indebtedness shall also include any intercompany obligations, other than those solely owing by an Acquired Entity or Purchased Subsidiary to another Acquired Entity or Purchased Subsidiary, as applicable.
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“Indemnified Party” has the meaning set forth in Section 8.5(a).
“Indemnifying Party” has the meaning set forth in Section 8.5(a).
“Independent Accounting Firm” has the meaning set forth in Section 2.4(d).
“Insurance Policies” has the meaning set forth in Section 3.11.
“Intellectual Property Rights” means all rights, title, and interests in and to all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), Internet domain names, logos, brands, trade dress and similar rights, the goodwill associated therewith and symbolized thereby and applications to register any of the foregoing (collectively, the “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) Software, know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including consultant data bases and customer lists, in each case, that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing; and (v) any rights arising under Law or Contract relating to any of the foregoing.
“Intercompany Agreement” means any Contract between or among (i) (A) the Seller or any of its Affiliates (other than the Acquired Entity or any of the Purchased Subsidiaries) or (B) any current or former officer, director or management employee of any such Person described in the immediately preceding clause (A) on the one hand, and (ii) the Acquired Entity or and of the Purchased Subsidiaries, on the other hand, in each case, other than any ordinary course employment agreements, offer letters or director agreements. Intercompany Agreements shall not include any Shared Contract, Shared IT Contract, Ancillary Agreement, the Apex Arrangement or, for the avoidance of doubt, any Contract solely between or among any of the Acquired Entity or any Purchased Subsidiary, on the one hand, and any other Acquired Entity or Purchased Subsidiary, as applicable, on the other hand.
“Interim Financial Statements” has the meaning set forth in Section 3.5(a).
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” with respect to the Seller means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1 of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable inquiry.
“Law” means any applicable statute, law, act, ordinance, regulation, rule, code, injunction, judgment, decree or Order of any Governmental Authority.
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“Leased Real Property” has the meaning set forth in Section 3.12(b).
“Lender Parties” has the meaning set forth in Section 4.4(a).
“Limited Guaranty” has the meaning set forth in Section 4.4(d).
“Losses” has the meaning set forth in Section 8.2.
“Material Adverse Effect” means any event, change, occurrence, effect, condition, circumstance, matter, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the assets, liabilities, business, condition (or otherwise) or operations of the Business, the Acquired Entity or the Purchased Subsidiaries, taken as a whole or (b) the ability of the Seller to consummate the transactions contemplated hereby or under the Ancillary Agreements, other than, in the case of clause (a) above, any event, change, occurrence, effect condition, circumstance, matter, state of facts or development arising out of, attributable to or resulting from (i) general changes or developments in the industry in which the Business operates, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, epidemics, pandemics or disease outbreaks (including the COVID-19 virus), (iv) any actions required to be taken by the express terms of this Agreement to obtain any approval or authorization under Laws, including any Antitrust Laws, for the consummation of the transactions contemplated hereby, (v) changes in any Laws or applicable accounting regulations or principles following the date hereof, (vi) the authorized public announcement of this Agreement and the transactions contemplated hereby, (vii) any action taken by the Seller, an Acquired Entity or a Purchased Subsidiary which is required by the express terms of this Agreement (excluding the obligation set forth in Section 5.1 to conduct the Business in the ordinary course of business), (viii) the failure of the financial or operating performance of the Seller, the Acquired Entity, the Purchased Subsidiaries or the Business to meet internal projections, forecasts or budgets (provided, that, if not otherwise excluded from the definition of Material Adverse Effect, the underlying causes of such change or failure may be taken into account in determining the existence of a Material Adverse Effect); (ix) any matter disclosed in the Disclosure Schedules; or (x) any actions taken (or omitted to be taken) at the written request of the Buyer; provided, that with respect to clauses (i), (ii), (iii) and (v), the impact of such adverse event, change, occurrence, effect, condition, circumstance, matter, state of facts or development is not materially disproportionately adverse to the Business or the Acquired Entity or the Purchased Subsidiaries, taken as a whole, as compared to other businesses or participants in the industries in which the Business operates.
“Material Contracts” has the meaning set forth in Section 3.17(a).
“Net Adjustment Amount” has the meaning set forth in Section 2.4(g)(i).
“Net Working Capital” means an amount determined in accordance with Annex A-2 hereto.
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“Non-Business Portion” has the meaning set forth in Section 5.16(a).
“Notice of Disagreement” has the meaning set forth in Section 2.4(c).
“Order” means any order, judgment, ruling, injunction, assessment, award, decree, writ, verdict, decision, settlement, consent, stipulation or similar order entered by or with any Governmental Authority.
“Organizational Documents” means, as applicable with respect to any specified Person, the certificate of incorporation, formation or organization, articles of incorporation or organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, stockholders’ agreement, other operating agreement or equivalent governing documents of such Person.
“Owned Intellectual Property” has the meaning set forth in Section 3.13(b).
“Oxford Belgium” means Oxford Global Resources (Interim) N.V., a limited liability company (“naamloze vennootschap”) incorporated in Belgium.
“Oxford Ireland” means Oxford Global Resources Limited, a private limited liability company incorporated in Ireland.
“Oxford LLC” means Oxford Global Resources, LLC, a Delaware limited liability company.
“Permits” has the meaning set forth in Section 3.7(b).
“Permitted Encumbrance” means (i) statutory Encumbrances for current Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other statutory Encumbrances arising or incurred in the ordinary course of business that are not yet due or delinquent or the validity or amount of which is being contested by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; provided, however, that none of the foregoing described in this clause (iii) will, individually or in the aggregate, materially impair the continued current use, occupancy and operation or value of the property to which they relate in the Business as presently conducted, (iv) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (v) licenses and similar rights granted with respect to Intellectual Property Rights and (vi) liens, encumbrances and other security interests securing Indebtedness disclosed on Schedule 2.3(c)(v) of the Disclosure Schedules that will be repaid, terminated and released on or prior to the Closing.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, joint venture, unincorporated society or association, person, trust,
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association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Information” means any information that, alone or in combination with other information held by the Acquired Entity or the Purchased Subsidiaries, allows the identification of or contact with a Person or can be used to identify a Person and any other information that constitutes personal information under any applicable Law.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any Straddle Period.
“Preliminary Closing Statement” has the meaning set forth in Section 2.4(a).
“Privacy Obligations” has the meaning set forth in Section 3.14(b).
“Process” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data or sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proposed Allocation Schedule” has the meaning set forth in Section 2.5.
“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.4.
“Purchased Subsidiary” or “Purchased Subsidiaries” has the meaning set forth in Section 3.4(b).
“Purchased Subsidiary Equity Interests” has the meaning set forth in Section 3.4(b).
“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy, to be obtained by the Buyer of an Affiliate thereof with respect to this Agreement and the transactions contemplated hereby.
“R&W Insurer” means AIG Specialty Insurance Company.
“Real Property” means all land, buildings, real (immovable) property and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.
“Real Property Leases” has the meaning set forth in Section 3.12(b).
“Real Property Subleases” has the meaning set forth in Section 2.3(b)(iv).
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“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority.
“Representatives” means, with respect to any Person, the officers, directors, partners, trustees, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Retained Names and Marks” has the meaning set forth in Section 5.9(a).
“Retention” means the retention under the R&W Insurance Policy.
“Securities Act” has the meaning set forth in Section 4.9.
“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Data or Sensitive Data; (ii) unauthorized or unlawful Processing or sale of Personal Information or Sensitive Data; (iii) act or omission that compromises the security, integrity, or confidentiality of Personal Information or Sensitive Data, or (iv) phishing or other cyberattack that, results in a monetary loss or a significant business disruption.
“Seller” has the meaning set forth in the Preamble.
“Seller Fundamental Representations” means those representations and warranties of the Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict), Section 3.4 (Acquired Entity and Purchased Subsidiaries) and Section 3.18 (Brokers).
“Seller Indemnified Parties” has the meaning set forth in Section 8.3.
“Seller Licensed Marks” means the marks set forth in Section 5.9(f) of the Disclosure Schedules.
“Seller Parties” has the meaning set forth in Section 8.11(a).
“Seller Taxes” means (i) any Taxes of or with respect to any Acquired Entity or Purchased Subsidiary for all Pre-Closing Tax Periods, including, for this purpose, but subject to Section 6.6, any Taxes incurred in a taxable period (whether or not a Pre-Closing Tax Period) that are attributable to the Irish Branch Transaction, (ii) any Taxes imposed on an Acquired Entity or a Purchased Subsidiary by reason of such Acquired Entity or Purchased Subsidiary being a member of an affiliated, consolidated, combined or unitary group for any Pre-Closing Tax Period, including as a result of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, by Contract or otherwise; (iii) any payment to be made after the Closing under any Tax sharing, Tax indemnity, Tax allocation or similar Contract (whether or not written) to which any Acquired Entity or Purchased Subsidiary was obligated or was a party on or prior to the Closing Date, (iv) withholding, employment and other Taxes arising from or triggered by the transactions contemplated by this Agreement or any compensatory payments or events made or occurring in connection therewith, including, for the avoidance of doubt, in connection with unfunded
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deferred compensation (for the avoidance of doubt, this shall not include Taxes arising from a transaction structure other than a unitary purchase of the Acquired Entity and any compensatory payments in connection therewith), (v) any Taxes that have been deferred under the CARES Act for a Pre-Closing Tax Period and (vi) the employer portion of any payroll, social security, employment and similar Taxes arising in connection with any Transaction Expenses or otherwise payable with respect to or in connection with the consummation of the transactions contemplated hereby without regard to any ability of the Acquired Entity or the Purchased Entities to defer such Taxes under the CARES Act; provided that the employer portion of any payroll, social security, employment and similar Taxes included pursuant to the definition hereof shall be calculated based on the Purchase Price prior to adjusting it on account of such Taxes otherwise includable in the applicable Seller Taxes.
“Senior Leadership Team” means the individuals set forth under the heading “Senior Leadership Team” on Section 3.10(c) of the Disclosure Schedules.
“Sensitive Data” means all (a) Personal Information that is subject to a Privacy Obligation, and (b) confidential or proprietary business information or trade secrets that, in each case, are material to the Business.
“Shared Contract” means each Contract of the Seller or its Affiliates (other than any Intercompany Agreement or Shared IT Contract) (i) that is required by, necessary to or used in the conduct of the Business but to which none of the Acquired Entity or the Purchased Subsidiaries is a party or (ii) that is required by, necessary to or used in the conduct of the Business to which each of (A) the Seller or its Affiliates (other than the Acquired Entity and the Purchased Subsidiaries), (B) the Acquired Entity or one of the Purchased Subsidiaries and (C) any Person not set forth in clause (A) or (B) is a party, in each case, (1) involving annual expenditures in excess of $250,000 or (2) not cancelable by the Seller or its Affiliates (in the case of a Contract described in clause (i) of this definition) or the applicable Acquired Entity or Purchased Subsidiary (in the case of a Contract described in clause (ii) of this definition) upon 60-days’ notice or less without penalty or other payment.
“Shared IT Contract” means each Contract of the Seller or its Affiliates under which Software is: (a) licensed to the Seller or its Affiliates, (b) used in the conduct of the Business, and (c) used in the conduct of any business or function of the Seller or its Affiliates (excluding the Acquired Entity and Purchased Subsidiaries) other than the Business.
“Shared Software” has the meaning set forth in Section 5.17(a).
“Software” means all source code and object code (whether embodied in software, middleware, firmware, software-as-a-service, or otherwise), APIs, user interfaces, architecture documentation, specifications and designs.
“Solvent” has the meaning set forth in Section 4.8.
“Specified Financial Information” has the meaning set forth in Section 5.19(a)(vi).
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“Sponsor” has the meaning set forth in Section 4.4(a).
“Straddle Period” means any tax period including, but not ending on, the Closing Date. For all purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, activities, sales, receipts, payroll or similar items for the Pre-Closing Tax Period, including any withholding Taxes, shall be determined based on an interim closing of the books as of the end of the Closing Date (and for these purposes the taxable year of any “controlled foreign corporation” within the meaning of Section 957(a) of the Code, a “passive foreign investment company” within the meaning of Section 1297 of the Code or any flow-through entity shall be deemed to be terminated at such time); provided that exemptions, allowances and deductions calculated on an annual or periodic basis will be apportioned on a daily basis, other than any such exemptions, allowances or deductions attributable to property placed in service after the Closing Date, and (ii) the amount of other Taxes that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person. For purposes of this Agreement, from and after the Closing, no Acquired Entity nor any Purchased Subsidiary shall be deemed to be a Subsidiary of the Seller or any of its Affiliates.
“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them that are owned, operated, and used by the Acquired Entity or the Purchased Subsidiaries.
“Taxes” means any and all federal, state, local or non-U.S. taxes, including any net income, alternative or add-on minimum, estimated, gross income, gross receipts, branch profits, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, escheat or abandoned or unclaimed property obligation, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, windfall profit or other tax, charge, duty or levy in the nature of, or similar to, a tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, in each case whether disputed or not.
“Termination Date” has the meaning set forth in Section 9.1(c).
“Termination Fee” has the meaning set forth in Section 9.2(b).
“Third Party Claim” has the meaning set forth in Section 8.6(a).
“Top Ten Customers” has the meaning set forth in Section 3.21(a).
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“Top Twenty Salespeople” means the top twenty (20) salespeople based on revenues of the Business generated during the year ended December 31, 2020.
“Top Ten Suppliers” has the meaning set forth in Section 3.21(b).
“Transaction Expenses” means, to the extent not paid by the Seller, the Acquired Entity or the Purchased Subsidiaries or otherwise as of immediately prior to the Closing Date, the aggregate amount, without duplication of, all third party service provider fees, costs and expenses payable and incurred by the Acquired Entity or the Purchased Subsidiaries, in each case, whether or not yet invoiced or accruing before, at or after the Closing, in connection with the preparation, negotiation, execution, performance and delivery of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby or any similar transactions with other potential buyers, in each case, including (i) fees and disbursements of attorneys, investment bankers, accountants and other advisors and service providers, (ii) any severance, change-of-control, stay, retention, or transaction bonus or similar bonus or other payment to be made to any current or former employee, director, manager, officer or individual independent contractor of the Acquired Entity or the Purchased Subsidiaries that becomes payable solely as a result of the execution of this Agreement or the consummation of the transactions described in this Agreement, including the employer portion of any Taxes thereon, and (iii) the fees and expenses associated with the online data room hosted on behalf of the Acquired Entity and the Purchased Subsidiaries by Venue Deal Solutions.
“Transfer Taxes” has the meaning set forth in Section 6.2.
“Transition Services Agreement” has the meaning set forth in Section 2.3(b)(iii).
“Union” has the meaning set forth in Section 3.10(a).
“Willful Breach” of a party means a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by such party, with the actual knowledge of such party that the taking of such act or failure to take such act would cause or constitute a material breach of this Agreement.
“Working Capital Lower Target” means $55,200,000.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Working Capital Upper Target.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Working Capital Lower Target exceeds the Estimated Net Working Capital.
“Working Capital Upper Target” means $59,200,000.
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